Exhibit 10.22

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

LE MERIDIEN SAN FRANCISCO

SAN FRANCISCO, CALIFORNIA

By and Between

HEI SAN FRANCISCO LLC

a Delaware limited liability company

(“Seller”)

and

CHSP SAN FRANCISCO LLC

a Delaware limited liability company

(“Purchaser”)

December 7, 2010

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

(i)

ARTICLE VII ADJUSTMENTS AND PRORATIONS CLOSING STATEMENTS		29
7.01	Adjustments and Prorations	29
7.02	Payment	32
7.03	Cash and Accounts	32

ARTICLE VIII CONDITIONS TO SELLER’S OBLIGATIONS		32
8.01	Conditions	32

ARTICLE IX CONDITIONS TO PURCHASER’S OBLIGATIONS		33
9.01	Conditions	33

ARTICLE X ACTIONS AND OPERATIONS PENDING CLOSING		34
10.01	Actions and Operations Pending Closing	34

ARTICLE XI CASUALTIES AND TAKINGS		35
11.01	Casualties	35
11.02	Takings	36

ARTICLE XII EMPLOYEES		37
12.01	Employees	37

ARTICLE XIII NOTICES		38
13.01	Notices	38

ARTICLE XIV ADDITIONAL COVENANTS		40
14.01	Additional Covenants	40

ARTICLE XV DEFAULTS AND REMEDIES; EFFECT OF TERMINATION		42
15.01	Purchaser Default/Seller’s Remedies	42
15.02	Seller Default/Purchaser’s Remedies	44
15.03	Attorneys’ Fees	44
15.04	No Reservation of Property	44

ARTICLE XVI IRS FORM 1099-S DESIGNATION		44
16.01	Designee	44

ARTICLE XVII MISCELLANEOUS PROVISIONS		45
17.01	Construction	45
17.02	Severability	45
17.03	Publicity	46
17.04	Assignment	46
17.05	Business Days	47
17.06	Counterparts	47
17.07	Recitals, Exhibits and Schedules	47
17.08	Entirety	47
17.09	Amendments to Agreement	47
17.10	Governing Law	47
17.11	Jurisdiction	47

(ii)

17.12	Jury Trial Waiver	47
17.13	Successors and Assigns	47

ARTICLE XVIII GENERAL ESCROW PROVISIONS		48
18.01	General Escrow Provisions	48

(iii)

(iv)

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

THIS AGREEMENT FOR SALE AND PURCHASE OF HOTEL (this “Agreement”), dated as of December 7, 2010, is entered into by and between HEI SAN FRANCISCO LLC, a Delaware limited liability company (“Seller”), and CHSP SAN FRANCISCO LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A. Seller is the owner of the Land and the Improvements commonly referred to as the Le Meridien San Francisco and located in San Francisco, California, the Hotel, the Fixtures and Tangible Personal Property, Operating Equipment, Consumables, Inventory and Miscellaneous Hotel Assets (each as hereinafter defined).

B. Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS AND REFERENCES

1.01 Definitions.

Account Cash: The balances of all cash and securities and other instruments held by Seller or by Manager or for the benefit of Seller or the Property and deposited, held or contained in any account, bank or vault, except for Cash On Hand and/or any reserve for the replacement of fixtures, furnishings and equipment, as well as any other reserves held by any Lender on the Property or the Franchisor, all of which are owned and to be retained by Seller or any Affiliate of Seller.

Accounts Receivable: All accounts receivable with regard to the Hotel.

Accrued Vacation Pay: The monetary value of any vacation days, sick-leave or other paid time-off earned and accrued by the Employees as of the time in question (computed by reference to, as applicable, the rate of the salaries and wages earned by such Employees as of the time in question), under Manager’s employment policies (including all employment taxes with respect thereto).

ADA Capital Improvements: Shall have the meaning given to it in Section 14.01(h).

ADA Contracts: Shall have the meaning given to it in Section 14.01(h).

Affiliate: With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls or is under common control with the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust or other entity which is controlled by the subject entity or person. For purposes hereof, the term “control” or “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

Agreement: This Agreement for Sale and Purchase of Hotel, including the exhibits attached hereto and made a part hereof.

Allocation: Shall have the meaning given to it in Section 3.01.

Anti-Terrorism Order: Shall have the meaning given to it in Section 5.01(o).

Assignment and Assumption Agreement: Shall have the meaning given to it in Section 6.03(c).

Bill of Sale: Shall have the meaning given to it in Section 6.03(b).

Bookings: Agreements for the use or occupancy of guest rooms or meeting and banquet facilities or other facilities of the Hotel, including any agreements for any off-site catering by the Hotel, in each case, for any time after the Cut-Off Time, including all deposits held by or on behalf of Seller with respect thereto.

Books and Records: All material books, records and files relating to the Property owned by the Seller and in its or its Manager’s possession, including, but not limited to, plans, specifications, drawings, blueprints, surveys and environmental reports; excluding, however, appraisals, internal valuations and projections, attorney-client communications and other reports, records and files that customarily would be considered confidential or privileged as well as any confidential or proprietary books, records, files or materials of Manager, including, but not limited to, guest histories, profiles and other similar data developed and maintained by Manager.

Breach Notice: Shall have the meaning given to it in Section 5.03.

Broker: Shall have the meaning given to it in Section 14.01(b).

Business Day: All days of the year except Saturdays, Sundays and holidays recognized by the Federal Reserve Bank of New York.

California Natural Hazard Area: Shall have the meaning given to it in Section 4.10.

California NHDS: Shall have the meaning given to it in Section 4.10.

California Natural Hazards Laws: Shall have the meaning given to it in Section 4.10.

California Natural Hazard Report: Shall have the meaning given to it in Section 4.10.

Cash On Hand: Any and all till money and house banks, and all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Property, specifically excluding, however, all Account Cash.

Closing: The consummation of the transaction contemplated by this Agreement.

Closing Date: December 15, 2010.

Closing Statements: Shall have the meaning given to it in Section 7.01(l).

Compensation: All salaries and wages which the Employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding or employer contributions under the Federal Insurance Contribution Act and Federal Unemployment Taxes Act, and all other compensation accrued and payable to the Employees, including, without limitation, any (i) bonus or incentive compensation and (ii) any health, welfare and other benefits provided to the Employees under the Employee Benefit Plans, and employer contributions to, and amounts paid or accrued under, the Employee Benefit Plans for the benefit of the Employees.

Consumables: All of the following now located at the Real Property: food and beverages (alcoholic, to the extent transferable under applicable law, and non alcoholic); engineering, maintenance, guestroom and housekeeping supplies, including soap, shampoo, cleaning materials and matches; stationery and printing supplies; and other consumable supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, subject to such depletion and restocking as shall occur and be made in the normal course of business, excluding, however, (i) Operating Equipment and (ii) all items of personal property owned by Space Lessees, Manager, guests, Employees or persons furnishing food or services to the Hotel (other than Seller, unless denominated as an Excluded Asset under this Agreement).

Cut Off Time: 12:01 A.M. San Francisco, CA Time on the date of the Closing Date.

Deductible: Shall have the meaning given to it in Section 5.03.

Deed: Shall have the meaning given to it in Section 6.03(a).

Deposit: Shall have the meaning given to it in Section 3.01(b).

Designee: Shall have the meaning given to it in Section 16.01.

Due Diligence: Shall have the meaning given to it in Section 4.01.

Employee(s): Prior to the Closing Date, all persons employed by Manager and from and after the Closing Date, all persons employed by Purchaser or its designee or management company, for the purpose of operating the Hotel, pursuant to the Management Agreement or Employment Contracts or otherwise.

Employee Benefit Plans: All employee benefit plans, as that term is defined in ERISA, and each other employee benefit plan or program maintained or contributed to by Seller or Manager on behalf of any of the Employees.

Employment Contract(s): Those contracts and agreements, oral or written, with all or any of the Employees of Manager or any Affiliate of Manager for work in or in connection with the Hotel including, but not limited to, individual employment agreements, union agreements and employee handbooks.

Environmental Laws: Any federal, state and local laws, statutes, ordinances, rules, regulations (including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. § 9601 et seq.) and the applicable provisions of all applicable state and local statutes, as amended from time to time, and rules and regulations promulgated thereunder), authorizations, judgments, decrees, administrative orders, concessions, grants, franchises, agreements and other governmental restrictions and requirements relating to the environment.

Equipment Leases: All leases, agreements, financings or other arrangements pursuant to which Seller leases or rents certain equipment, machinery, tools, devices or other such items for use in connection with its ownership and operation of the Hotel, to the extent such leases, agreements, financings or other arrangements are transferable and/or the parties obtain any consent necessary to effectuate such transfer.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Escrow: The escrow, if any, created for the purpose of facilitating the transactions contemplated by this Agreement.

Escrow Company: Title Associates, a division of Stewart Title Insurance Company.

Excluded Assets: Those assets, if any, listed on Exhibit A to this Agreement, the Account Cash and any reserve for the replacement of fixtures, furnishings and equipment, as well as any other reserves held by any lender of Seller or related to the Property or the Franchisor, all of which are owned and to be retained by Seller or any Affiliate of Seller.

Final Closing Statement: Shall have the meaning given to it in Section 7.01(l).

Fixtures and Tangible Personal Property: All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, apparatus, signage, appliances, draperies, carpeting, keys, and other articles of personal property now located on the Real Property and used or usable in connection with any part of the Hotel, subject to such depletions, resupplies, substitutions, and replacements as shall occur and be made in the normal course of business, excluding, however: (i) Consumables and Inventory; (ii) Operating Equipment;(iii) equipment subject to Equipment Leases; (iv) property owned by Space Lessees, Manager, guests, employees, or other persons furnishing goods or services to the Hotel (other than Seller, unless denominated as an Excluded Asset); (v) Improvements and (vi) Excluded Assets.

Franchise Agreement: That certain Conversion License Agreement dated April 25, 2006 between Seller and Franchisor, as amended.

Franchisor: Starwood (M) International, Inc., a Delaware corporation.

Hazardous Substances: Any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

Hotel: The hotel known as the Le Meridien San Francisco, including 360 guest rooms, approximately 13,107 square feet of meeting/ballroom space and all related facilities and the lodging, food and beverage, and other businesses and activities related thereto and conducted at such hotel.

Hotel Contracts: All service contracts, maintenance contracts, purchase orders, Equipment Leases, and other contracts or agreements and any amendments thereto, with respect to the ownership, maintenance, operation, provisioning or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, including, but not limited to, those relating to heating and cooling equipment and/or mechanical equipment, to the extent such contracts are transferable and/or the parties obtain any consent necessary to effectuate such transfer, but exclusive, however, of (i) insurance policies, (ii) the Bookings, (iii) the Employment Contracts, (iv) the Employee Benefit Plans, (v) the Franchise Agreement and (vi) the Management Agreement.

Improvements: The buildings, structures (surface and sub surface) and other improvements located on the Land, including such fixtures as shall constitute real property, except to the extent such fixtures constitute Excluded Assets.

Indemnified Party: Shall have the meaning given to it in Section 5.05.

Indemnitees: A party’s or its Affiliates’ partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, attorneys and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors, members, managers, advisors and other agents and shareholders.

Indemnitor: Shall have the meaning given to it in Section 5.05.

Initial Deposit: Shall have the meaning given to it in Section 3.01(a).

Inspection Period: Shall have the meaning given to it in Section 4.01.

Inventory: All articles of personal property now located at the Real Property and held for resale to customers in the ordinary course of business including, without limitation, any inventory held for resale in any gift shop, newsstand or similar retail outlet in the Hotel that is operated by Manager, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business, excluding, however: (i) Fixtures and Tangible Personal Property; (ii) Consumables; (iii) Operating Equipment; (iv) equipment subject to Equipment Leases; (v) any property owned by Manager, guests, employees, Space Lessees or other persons furnishing goods or services to the Hotel (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset); and (vi) Improvements.

IRS: Shall have the meaning given to it in Section 16.01.

IT Systems: All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of any applicable third party license agreement), to the extent such equipment and systems are transferable if they are the subject of a third party license agreement or the parties obtain any consent necessary to effectuate such transfer.

Land: The parcel of real estate owned by Seller, which parcel is described in Exhibit B, together with all rights, title, and interest, if any, of Seller in and to all land lying in any street, alley, road or avenue, open or proposed, in front of or adjoining said Land, to the centerline thereof, and all right, title, and interest, if any, of Seller in and to any award made or to be made in lieu thereof.

Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Hotel or the Property, or the operation of the Hotel or Property.

Liabilities: Any and all liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, response and/or remedial costs), damages and expenses including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency or any third party, and any and all reasonable attorneys’, consultants’ and expert witness fees and expenses.

Liquor License: Any and all licenses and permits held by Seller or any Affiliate of Seller or of Manager required by any applicable governmental authorities for the sale and consumption of alcoholic beverages at the Hotel.

Management Agreement: That certain Hotel Management Agreement, dated as of May 9, 2006, by and between Seller and Manager, as amended, pursuant to which Manager manages and operates the Hotel.

Manager: Merritt Hospitality LLC, a Delaware limited liability company.

Miscellaneous Hotel Assets: All contract rights, leases, concessions, trademarks, logos, copyrights, goodwill, assignable warranties, and other items of intangible personal property relating to the ownership or operation of Hotel to the extent transferable and/or the parties obtain any consent necessary to effectuate such transfer, but such term shall not include: (i) Bookings; (ii) Hotel Contracts; (iii) the Management Agreement, (iv) the Franchise Agreement; (v) Space Leases; (vi) Permits; (vii) Cash On Hand; (viii) Books and Records; (ix) Accounts Receivable; (x) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Cut Off Time; (xi) utility and similar deposits; (xii) prepaid insurance or other prepaid items; or (xiii) prepaid fees for Permits; except, in the case of clauses (x) through (xiii) (inclusive), only to the extent that Seller receives a credit on the Closing Statement for any such item or matter.

Notice and Notices: Shall have the meanings given to them in Section 13.01.

Objection Letter: Shall have the meaning given to it in Section 4.07.

Operating Equipment: All china, glassware, linens, silverware, uniforms and other similar items used in connection with the operation of the Hotel, whether in use or held in reserve storage for future use, which are located at the Real Property as of the date of this Agreement, subject to such depletion and restocking as shall be made in the normal course of business.

Party(ies): Purchaser and/or Seller, as applicable.

Permits: All licenses, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel, including, without limitation, those necessary for the sale and on premises consumption of food, liquor and other alcoholic beverages, to the extent transferable and/or the parties obtain any consent necessary to effectuate such transfer.

Permitted Exceptions: Shall have the meaning given to it in Section 4.07.

Personal Property: Collectively, the Fixtures and Tangible Personal Property, Consumables, Inventory, Operating Equipment, IT Systems, and Cash-On-Hand, but excluding the Excluded Assets.

Preliminary Closing Statement: Shall have the meaning given to it in Section 7.01(l).

Present Standards: The standards to which Seller and Manager have generally operated and maintained the Hotel during the most recent six months prior to the execution of this Agreement.

Property: The Hotel, including without limitation, collectively the (i) Real Property: (ii) Fixtures and Tangible Personal Property; (iii) Operating Equipment; (iv) Consumables; (v) transferable right, title, and interest of Seller in, to and under the Hotel Contracts and the Space Leases; (vi) Bookings; (vii) Permits (to the extent assignable); (viii) Cash-On-Hand; (ix) IT Systems; (x) Inventory; (xi) Warranties; (xii) Books and Records; and (xiii) Miscellaneous Hotel Assets; provided, however, that the Property shall not include the Excluded Assets.

Purchase Price: Shall have the meaning given to it in Section 3.01.

Purchaser: Shall have the meaning given to it in the Introductory Paragraph.

Purchaser’s Employee Obligations: Shall have the meaning given to it in Section 12.01(b).

Purchaser Party/ies: Shall have the meaning given to it in Section 4.05.

Real Property: The Land together with the Improvements located on the Land.

Seller: Shall have the meaning given to it in the Introductory Paragraph.

Seller Default: Shall have the meaning given to in Section 15.02.

Seller Encumbrances: Shall have the meaning given to in Section 4.07.

Seller Release Parties: Shall have the meaning given to it in Section 2.02(f).

Seller’s Knowledge: Shall have the meaning given to it in Section 5.01.

Seller’s Representative: Shall have the meaning given to it in Section 5.01.

Seller’s Response Notice: Shall have the meaning given to it in Section 4.07.

Seller’s Response Period: Shall have the meaning given to it in Section 4.07.

Settlement: Shall have the meaning given to it in Section 14.01(h).

Space Leases: All leases, licenses, concessions, and other occupancy agreements for the use or occupancy of any portion of the Improvements and any amendments thereto, excluding, however, Bookings, to the extent such leases, licenses, concessions, and other occupancy agreements are transferable and/or the parties obtain any consent necessary to effectuate such transfer.

Space Lessee: Any person or entity entitled to occupancy of any portion of the Real Property under a Space Lease.

Survey: Shall have the meaning given to it in Section 4.07.

Termination Notice: Shall have the meaning given to it in Section 4.04.

Title Company: Stewart Title Insurance Company.

Title Policy: A 2006-ALTA Extended Coverage Owner’s Title Insurance Policy issued by the Title Company pursuant to the Title Commitment, in favor of Purchaser and in the amount of the portion of the Purchase Price allocated to the Real Property, showing good and marketable title in the Real Property to be vested in Purchaser, subject to only the Permitted Exceptions.

Title Commitment: Shall have the meaning given to it in Section 4.07.

Transfer: Shall have the meaning given to it in Section 17.04.

Unopened Consumables: Consumables which are in unopened cases, boxes, crates or containers (other than single-use containers, such as individual guestroom shampoo containers and the like).

WARN Act: Shall have the meaning given to it in Section 12.01(a).

Warranties: All of Seller’s right, title and interest in and to all presently effective and assignable warranties, guaranties, representations or covenants given to or made in favor of Seller in connection with the acquisition, development, construction, maintenance, repair, renovation or inspection of any of the Property, including any made under any roof warranties, any construction contracts and any service or maintenance contracts.

1.02 References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Captions are for convenience only and shall not be used to construe the meaning of any part of this Agreement.

ARTICLE II

SALE AND PURCHASE; “AS IS,” “WHERE IS” SALE

2.01 Sale and Purchase. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Property on the terms and subject to the conditions of this Agreement.

2.02 As is, Where is.

(a) Purchaser represents that by reason of its business and financial experience, and the business and financial experience of those persons retained by Purchaser to advise it with respect to its investment in the Property, Purchaser has sufficient knowledge, sophistication and experience in business and financial matters to evaluate the merits and risks of the prospective investment and is able to bear the economic risk of such investment. Purchaser has had and will have during the Inspection Period adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. In addition, Purchaser acknowledges that it has had and will have during the Inspection Period a sufficient period of time to inspect, examine and investigate the Property (and to review survey and title matters relating to the Property) including, but not limited to, the Books and Records provided or made available by Seller. Purchaser represents, warrants and agrees that, except for the Seller’s representations and warranties expressly set forth herein, Purchaser is relying solely on its own inspections, examinations and investigations in making the decision to purchase the Property. Purchaser hereby acknowledges and agrees that it shall not have the right to terminate this Agreement and obtain a refund of the Deposit as a result of its dissatisfaction with any aspect of its investigation of the Property after the expiration of the Inspection Period.

(b) Except for the representations and warranties expressly set forth in Section 5.01 and Section 14.01(b), Purchaser has not relied, and is not relying, upon any information, documents, sales brochures, other literature, maps or sketches, projections, pro formas, statements, representations or warranties (whether express or implied, oral or written, material or immaterial) that may have been given or made by or on behalf of Seller.

(c) Except for the representations and warranties expressly set forth in Section 5.01 and Section 14.01(b), Purchaser is not relying and has not relied on Seller or any of its Affiliates, or any of their respective officers, members, partners, directors, shareholders, agents, attorneys, employees or representatives as to (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property or any portion of the Property, (ii) the quality, nature, adequacy or physical condition of soils or ground water at the Property, (iii) the existence, quality, nature, adequacy or physical condition of any utility serving the Property, (iv) the ad valorem taxes now or hereafter payable on the Property or the valuation of the Property for ad valorem tax purposes, (v) the development potential of the Property or the habitability, merchantability, fitness, suitability or adequacy of the Property or any portion of the Property for any particular use or purpose, (vi) the zoning or other legal status of the Real Property, (vii) the compliance by the Property or any portion of the Property, or of the operations conducted on or at the Property, with any Legal Requirements or other covenants, conditions or restrictions, (viii) the quality of any labor or materials relating in any manner to the Property or (ix) except as otherwise expressly provided in this Agreement, the condition of title to the Property or the nature, status, and extent of any right of way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting title to the Property.

(d) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 AND SECTION 14.01(b), THE SALE AND CONVEYANCE BY SELLER TO PURCHASER OF ALL RIGHT, TITLE AND INTEREST OF SELLER IN AND TO THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR THE RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, THE SOLE PERIL AND RISK OF EVICTION TO BE ASSUMED BY PURCHASER, BUT WITH FULL SUBSTITUTION AND SUBROGATION IN AND TO ALL OF THE RIGHTS AND ACTIONS OF WARRANTY WHICH SELLER HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OR SELLERS; IT BEING UNDERSTOOD THAT PURCHASER WILL TAKE THE PROPERTY “AS IS” AND “WHERE IS”, PURCHASER HEREBY ACKNOWLEDGING RELIANCE SOLELY ON ITS OWN TITLE EXAMINATION AND INSPECTION OF THE PROPERTY, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

(e) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 AND SECTION 14.01(b), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES

THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR THIRD-PARTY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.01 AND SECTION 14.01(b), ALL SUCH REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY PURCHASER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 AND SECTION 14.01(b), PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT IN SELECTING THE PROPERTY. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.01 AND SECTION 14.01(b), PURCHASER SHALL HAVE NO RIGHT OR CAUSE OF ACTION IN WARRANTY OR OTHERWISE AGAINST SELLER IN ANY CONTROVERSY, CLAIM, DEMAND, OR LITIGATION ARISING FROM OR IN CONNECTION WITH THE PROPERTY, AND PURCHASER HEREBY WAIVES AND RELEASES SELLER FROM ANY SUCH RIGHT OR CAUSE OF ACTION.

(f) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 AND SECTION 14.01(b), SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO (A) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCES OR (B) ABSENCE OF ANY CLAIMS, WHETHER ASSERTED OR UNASSERTED, WITH RESPECT TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL CONDITIONS AT THE PROPERTY. AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, PURCHASER HEREBY WAIVES AND

RELINQUISHES, AND RELEASES SELLER, MANAGER AND ALL OF SELLER’S AND MANAGER’S OFFICERS, DIRECTORS, SHAREHOLDERS, INVESTORS, MEMBERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER RELEASE PARTIES”) FROM ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASE PARTIES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES OR (B) ANY NON-INTENTIONAL MISREPRESENTATION, OR FAILURE TO DISCLOSE TO PURCHASER ANY INFORMATION REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION OF WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY PURCHASER THROUGH AN INSPECTION OF THE HOTEL OR THE PROPERTY RECORDS). NOTWITHSTANDING ANYTHING STATED TO THE CONTRARY IN THIS AGREEMENT, BUT SUBJECT TO ANY LIMITATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, IN SECTION 5.03, THE FOREGOING RELEASE SHALL NOT EXTEND TO (AND SHALL EXPRESSLY EXCLUDE) CLAIMS ARISING FROM SELLER’S FRAUD OR SELLER’S BREACH OF ITS EXPRESS REPRESENTATIONS AND WARRANTIES, COVENANTS AND OBLIGATIONS (INCLUDING INDEMNITY OBLIGATIONS) SET FORTH IN THIS AGREEMENT. PURCHASER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH PURCHASER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. PURCHASER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT PURCHASER’S COUNSEL HAS ADVISED PURCHASER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT PURCHASER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN. NOTHING HEREIN, HOWEVER, SHALL RELEASE SELLER FROM ANY LIABILITY IN CONNECTION WITH ANY FRAUD OR FOR A BREACH OF A REPRESENTATION SET FORTH IN SECTION 5.01 AND SECTION 14.01(b), SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.

Purchaser further agrees and acknowledges that, in giving the foregoing waiver and release, it has with its legal counsel, considered any statute or other law that might apply to and limit the effect of Purchaser’s waiver and release herein and hereby knowingly waives the benefits of any such law and intends that it not be applicable here, including, but not limited to the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Purchaser’s Initials

(g) NEITHER SELLER NOR MANAGER SHALL BE LIABLE TO PURCHASER OR ANY OF ITS AFFILIATES FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(h) PURCHASER FURTHER DECLARES AND ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND REVIEWED WITH LEGAL COUNSEL OF ITS CHOOSING AND EXPLAINED TO IT IN DETAIL BY SUCH LEGAL COUNSEL AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING WAIVER.

(i) PURCHASER AND SELLER ACKNOWLEDGE THAT NOTHING HEREIN IS INTENDED TO RELIEVE SELLER OF ANY UNWAIVABLE DISCLOSURE OBLIGATIONS EXPRESSLY REQUIRED BY APPLICABLE LAW.

ARTICLE III

PURCHASE PRICE

3.01 Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller at the Closing shall be One Hundred Forty Three Million Dollars ($143,000,000), subject to the prorations and adjustments as provided in this Agreement. Seller and Purchaser agree that the Purchase Price shall be allocated among (i) the Land, (ii) the Improvements, and (iii) the Personal Property as may be determined by agreement of Seller and Purchaser prior to the Closing for federal, state and local tax purposes in accordance with Section 1060 of the Code. During the Inspection Period, Purchaser shall deliver to Seller for its review a proposed allocation of the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the Purchase Price) among the assets to be purchased by Purchaser (the “Allocation”). Seller shall review such Allocation and provide any objections to Purchaser within 10 days after receipt thereof. If Seller raises any objection to the Allocation, the parties hereto will negotiate in good faith (provided that failing to agree to an Allocation due to negative economic consequences that will be incurred by a party as a result of doing so shall in no event be considered a failure to negotiate in good faith) to resolve such objection(s). The parties shall use their good faith efforts to agree to an Allocation prior to the end of the Inspection Period. Upon reaching an agreement on such Allocation, Purchaser and Seller shall

(i) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such allocation as finally resolved, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price, and (ii) shall file all federal, state and local tax returns and related tax documents consistent with such allocation, as the same may be adjusted pursuant to any provisions of this Agreement. Notwithstanding the foregoing, if the parties hereto are unable to agree on a mutually satisfactory Allocation, each of Purchaser and Seller shall use its own Allocation for purposes of this Section 3.01. The provisions of this Section 3.01 shall survive the Closing without limitation. The Purchase Price shall be payable by Purchaser as follows:

(a) No later than one (1) Business Day after the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with the Escrow Company, as escrow agent, the amount of Four Million and 00/100 Dollars ($4,000,000.00) by a wire transfer of immediately available United States of America funds as an earnest money deposit (together with the interest earned thereon, the “Initial Deposit”).

(b) No later than 5:00 P.M. on the date on which the Inspection Period expires, if Purchaser shall not have terminated this Agreement in accordance with Section 4.04, Purchaser shall make an additional deposit with the Escrow Company, as escrow agent, in the amount of Four Million and 00/100 Dollars ($4,000,000.00) (together with the Initial Deposit and the interest earned thereon, herein the “Deposit”).

(c) On the date of Closing, Purchaser shall pay the balance of the Purchase Price, subject to the prorations and adjustments provided for in this Agreement, in cash by certified check or wire transfer of immediately available United States of America funds to the Escrow Company, as escrow agent, in accordance with the terms and conditions of this Agreement. Purchaser shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Deposit. For those purposes, Purchaser’s federal taxpayer identification number is 27-4010510. The terms of this Section 3.01(c) shall survive the Closing or any termination of this Agreement.

(d) Contemporaneously with the execution of this Agreement, Purchaser shall deliver to Seller a check in the amount of $1,000 (the “Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for the Seller’s grant to Purchaser of Purchaser’s right to purchase the Property pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable under any circumstances and will be retained by Seller notwithstanding any other provisions of this Agreement.

3.02 Application of Deposit. The Deposit shall be held and disbursed by the Escrow Company acting as escrow agent. The Deposit shall be invested in a federally issued or insured interest bearing instrument and any interest earned on the Deposit shall be paid to the party to which the Deposit is paid pursuant to the provisions of this Agreement; provided, however, Purchaser shall be responsible for the payment of any and all taxes payable in connection with any interest earned on the Deposit. If the sale of the Property is consummated in accordance with the terms of this Agreement, the Deposit shall be applied to the Purchase Price to be paid by

Purchaser at the Closing. In the event of a default under this Agreement by Purchaser or Seller, the Deposit shall be applied as provided in this Agreement.

ARTICLE IV

DILIGENCE MATTERS

4.01 Inspection Period. The “Inspection Period” shall be the period from the date of this Agreement through 3:00 P.M. Eastern time on December 10, 2010. Purchaser and its representatives shall be permitted to enter upon the Property during the Inspection Period to examine, inspect and investigate the Property including, but not limited to, all Books and Records located at the Property, subject to Manager’s good faith compliance with Legal Requirements with respect to access to any and all Employee records (collectively, “Due Diligence”); provided, however, the Purchaser shall have no right to terminate this Agreement based on such Due Diligence after the expiration of the Inspection Period. Purchaser’s Due Diligence shall be subject to the terms, conditions and limitations set forth in this Article IV, and Purchaser’s conduct shall be in strict compliance with the covenants and agreements contained in this Article IV.

4.02 Review and Inspection. Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Seller in writing of its intent to enter the Property to conduct its Due Diligence not less than forty-eight (48) hours prior to such entry; (ii) the date and time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 4.06. At Seller’s election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for Due Diligence. Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives unreasonably interfere with the guests of the Hotel or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen’s liens or other liens to be filed against the Property as a result of its Due Diligence.

4.03 Testing. Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property; provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground constituting the Property, including, without limitation, any so-called Phase II environmental assessment, without the prior written consent of Seller for such testing to be provided in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser shall have the right to conduct a non-intrusive Phase I environmental assessment without obtaining Seller’s prior consent, provided that such Phase I shall not include any sampling, boring, drilling or other physically intrusive testing into the structures or ground constituting any portion of the Property.

4.04 Acceptance or Rejection. Purchaser shall have until the expiration of the Inspection Period to conduct its Due Diligence and to determine whether the Property is acceptable to Purchaser. If the Property is not acceptable to Purchaser in its sole and absolute discretion, Purchaser may terminate this Agreement by giving written notice of termination (the “Termination Notice”) to Seller and the Escrow Company on or before the expiration of the

Inspection Period. Upon receipt by Seller and the Escrow Company of such Termination Notice, (i) this Agreement shall be terminated, (ii) the parties shall have no further obligations to or recourse against each other (except for any provisions of this Agreement which are expressly stated to survive the termination of this Agreement, including, without limitation, the indemnification obligation set forth in Section 4.06) and (iii) the Escrow Company shall within one (1) Business Day of its confirmation of Seller’s receipt of the Termination Notice return to Purchaser the Initial Deposit less the amount of any damages allegedly payable to Seller pursuant to the indemnification set forth in Section 4.06, if any, and specifically set forth in a notice given by Seller to the Escrow Company and Purchaser prior to the Escrow Company’s receipt of the Termination Notice which alleged damages shall be retained by the Escrow Company until the resolution of such claim. If Purchaser does not timely give a Termination Notice as aforesaid, Purchaser shall be deemed to have fully and knowingly waived any right to terminate this Agreement pursuant to this Article IV or otherwise in connection with its Due Diligence and thereafter the Deposit shall be non-refundable to Purchaser except as otherwise expressly provided in this Agreement.

4.05 Confidentiality. Purchaser agrees and covenants with Seller not to disclose to any third party (other than its agents and employees, directors, trustees, potential hotel managers, lenders, accountants, attorneys, and other professionals and consultants engaged by Purchaser (collectively, “Purchaser Parties”) in connection with the transaction contemplated in this Agreement who shall also be obligated under this Section 4.05 not to disclose) without Seller’s prior written consent any of the terms or conditions set forth in this Agreement, the Books and Records or any of the reports or any other documentation or information obtained by Purchaser or any Purchaser Parties which relates to the Property, Seller or its Affiliates in any way, all of which shall be used by Purchaser and the Purchaser Parties solely in connection with the transaction contemplated by this Agreement, unless Purchaser or any Purchaser Party is obligated by applicable law to make such a disclosure. If such disclosure is required by applicable law or regulations, then Purchaser shall notify Seller in writing of such obligation to ensure Seller has the opportunity prevent any such disclosure. If this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence and Purchaser shall return all copies of such information to Seller and upon written request of Seller, copies of information that was prepared by Purchaser excluding any correspondence or materials subject to the attorney-client privilege or which Purchaser is contractually or legally not permitted to disclose or any Purchaser Party if contractually permitted to do so (provided that Purchaser shall use commercially reasonable efforts to be able to disclose any non-attorney-client privileged materials) or if consented to by Seller in its reasonable discretion, Purchaser shall destroy all copies of such information in its possession or control and certify in writing to Seller of the destruction of such information. Except as set forth in Sections 5.01 and 14.01(b), Seller makes no representation or warranty to the completeness or accuracy of such confidential information and Purchaser shall indemnify Seller for any costs incurred as a result of Purchaser’s or any Purchaser Party’s use of such information in violation of this Section 4.05. The provisions of this Section 4.05 shall survive the Closing or any termination of this Agreement.

4.06 Indemnification; Restoration; Insurance. Purchaser agrees to save, protect, defend, indemnify and hold Seller, Manager and each of their Indemnitees harmless from and against any and all Liabilities suffered or incurred by any of Seller, Manager or any of their Indemnitees as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors or other agents) relating to its inspection of the Property, including, without limitation, mechanics’ liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith, except to the extent resulting from Seller’s gross negligence or intentional misconduct or a violation of the confidentiality provisions of this Agreement. Notwithstanding the foregoing, Purchaser’s indemnification obligations hereunder shall not include any obligation or duty whatsoever with respect to any such claims (including claims that the Real Property has declined in value) to the extent arising out of or resulting from the mere discovery or presence of any pre-existing Hazardous Substances or other property condition. If the Property is damaged in any material respect as result of such activities, Purchaser, at its sole cost and expense, shall promptly repair such damage to the Property to the reasonable satisfaction of Seller. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000) for personal injury, including bodily injury and death, and property damage, naming Seller and Manager as an additional insured parties, and containing a waiver of subrogation. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required under this Section 4.06, which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days’ prior written notice to Seller. The provisions of this Section 4.06 shall survive the Closing or any termination of this Agreement.

4.07 Title and Survey. Seller will cause the Title Company to deliver to Purchaser an updated title commitment (the “Title Commitment”) on the Property, and Seller has previously delivered to Purchaser an ALTA survey (the “Survey”) of the Land and Improvements. If Purchaser, in its sole discretion, objects to the Survey or any of the exceptions shown in the Title Commitment or any other matter affecting title to the Real Property, Purchaser shall provide Seller with a written notice of such objections (the “Objection Letter”), which notice shall contain a reasonably detailed explanation of such objections, no later than 5:00 P.M. Eastern Time on December 7, 2010. If Purchaser does not deliver an Objection Letter by 5:00 P.M. Eastern time on such date, Purchaser shall be deemed to have accepted all exceptions contained in the Title Commitment (other than the Seller Encumbrances), the form and substance of the Survey and all matters shown thereon. All such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be “Permitted Exceptions”. In the event any such objections are timely made by Purchaser, Seller shall have the right, but not the obligation, exercisable by delivery of a notice to Purchaser (the “Seller’s Response Notice”) no later than 5:00 P.M. Eastern Time on that date which is two (2) Business Days after Seller’s receipt of the Objection Letter (the “Seller’s Response Period”) to cure (by removal, endorsement or otherwise) such objections in the manner specified in the Seller’s Response Notice within the time periods provided herein. The procurement by the Seller of a commitment for the issuance of a title policy or endorsement thereto by the Title Company insuring Purchaser against the exception or other matter shall be deemed a cure of such exception or matter as long as the Title Company agrees to delete such exception or affirmatively insure over such exception. If there are objections timely made by Purchaser that Seller elects or is deemed to have elected not to cure, then Purchaser shall have the right, upon the earlier of (i) receipt of Seller’s Response Notice or (ii) the expiration of the Seller’s Response Period to either (a) terminate this Agreement (whereupon the Deposit shall be returned to Purchaser less the amount of any damages allegedly payable to Seller pursuant to the indemnification set forth in Section 4.06) or

(b) be deemed to have agreed to accept title to the Real Property subject to all exceptions to title set forth in the updated Title Commitment (other than the Seller Encumbrances), as applicable, and all matters shown on the updated Survey, as applicable, other than those which Seller has expressly agreed to remedy in the manner set forth in Seller’s Response Notice and proceed to Closing. If any such objections are not cured (or arrangements for such cure to be effective as of the Closing are not made) by Seller by the expiration of the Inspection Period in the manner provided in Seller’s Response Notice, then Purchaser may as its only option, elect to either: (y) waive such objection(s) and consummate the transaction contemplated by this Agreement without adjustment to the Purchase Price or (z) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the obligations in this Agreement that expressly survive termination. Notwithstanding anything to the contrary herein, Seller shall remove at Closing (i) any mortgage, deed of trust or similar voluntary monetary lien affecting the Property and (ii) any mechanic’s or similar liens for work performed at the Property at Seller’s request (individually and collectively, the “Seller Encumbrances”). Seller shall be permitted to use the Purchase Price to effect such removal at Closing.

4.08 Space Leases, Hotel Contracts and Equipment Leases. Purchaser agrees to assume all obligations under the Space Leases and, to the extent assumable or any requisite consent is obtained, the Hotel Contracts (including any Equipment Leases), arising from and after the Closing Date and at its sole cost and expenses, shall pay all of the actual out-of-pocket fees, costs and expenses incurred in connection with assignment and assumption of the Space Leases and the Hotel Contracts; provided that in no event shall Purchaser pay any out-of-pocket expenses of Seller with respect to its internal costs or outside legal expenses; and provided further the parties shall use commercially reasonable efforts to obtain any required consents or satisfy any other requirements in connection with the assignment and assumption of all Space Leases and Hotel Contracts. Purchaser agrees to save, protect, defend, indemnify and hold Seller, Manager and each of their Indemnitees harmless from and against any cost, expense, claim or Liability arising from and after the Closing Date in connection with the assignment and assumption of the Space Leases and the Hotels Contracts or the termination of any assumable (whether by its terms or based on the receipt of any requisite consent) Hotel Contract that Purchaser elects to terminate or not to assume; provided, however, that Seller shall bear any termination fee, penalty or other cost or expense under any Hotel Contract that is not assumable by Purchaser and as to which a requisite consent to assumption by Purchaser is not obtained. The provisions of this Section 4.08 shall survive the Closing.

4.09 Franchise Agreement. It shall be a condition to Purchaser’s obligation to Closing that Franchisor shall have agreed that Purchaser or its designee may assume the Franchise Agreement on the same material economic terms and conditions set forth in the Franchise Agreement, which terms and conditions shall include the same franchise fees, termination rights and area of protection set forth in the Franchise Agreement (the “Material Franchise Terms”) or that Franchisor shall have entered into a new hotel franchise agreement with Purchaser or its designee on the form included in Franchisor’s current Uniform Franchise Offering Circular (“UFOC”) containing the Material Franchise Terms. Purchaser expressly acknowledges that Seller has entered into this Agreement on the basis that no termination fees or liquidated damages shall be payable by Seller as a result of the sale of the Property to Purchaser as a result of Purchaser or its designee (at Purchaser’s sole cost and expense) either (i) so assuming the Franchise Agreement and obtaining any required consent of Franchisor in connection therewith or (ii) so entering into a new hotel franchise agreement with Franchisor for the Hotel and, in either instance, Seller receiving a written release from Franchisor of any obligations under the Franchise Agreement arising after Closing (including pursuant to any guaranties from Seller or any of its Affiliates pursuant to the Franchise Agreement). If Closing occurs and Purchaser or its designee has not so assumed the Franchise Agreement and Seller shall not have obtained a release of Seller as set forth above or so entered into a new hotel franchise agreement with Franchisor set forth above, in each case such that no termination fees, liquidated damages or similar fees and penalties are payable by Seller or any of its Affiliates (including Seller or any entity owning a beneficial interest in Seller in its capacity as a guarantor or otherwise) as a result of the sale of the Property to Purchaser, then Purchaser shall be responsible for, and shall save, protect, defend, indemnify and hold Seller (and any Affiliate of Seller) harmless from any such termination fees, liquidated damages or similar fees and penalties (and any other Liabilities that Seller would not bear if the Franchise Agreement was not terminated pursuant to the sale of the Property to Purchaser) in connection with the termination of the Franchise Agreement as of the Closing. Purchaser and Seller shall cooperate with one another and each use its reasonable best efforts to obtain either (x) Franchisor’s written consent to the assumption of the Franchise Agreement as set forth above as of Closing or (ii) Franchisor’s written commitment to enter into a new franchise agreement with Franchisor as set forth above, in each case prior to the expiration of the Inspection Period, and to provide a copy of such consent or commitment for deposit with Escrow Company (with a conforming copy provided to Seller). The provisions of this Section 4.09 shall survive the Closing or any termination of this Agreement.

4.10 Natural Hazard Disclosures. As used herein, the term “California Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws (collectively the “California Natural Hazard Laws”). Purchaser hereby acknowledges that, prior to the date of this Agreement, Seller has provided Purchaser with a Natural Hazard Disclosure Statement (the “California NHDS”) in a form required by the California Natural Hazard Laws. Purchaser acknowledges that Seller retained the services of The Planning & Zoning Resource Corporation to examine the maps and other information made available to the public by government agencies for the purpose of enabling Seller to fulfill its disclosure obligations with respect to the California Natural Hazard Laws and to prepare the written report of the result of its examination (the “California Natural Hazard Report”). Purchaser acknowledges that the California Natural Hazard Report fully and completely discharges Seller from its disclosure obligations under the California Natural Hazard Laws and under California Civil Code Sections 1102 through 1102.17. Purchaser acknowledges and agrees that nothing contained in the California NHDS releases Purchaser from its obligation to fully investigate and satisfy itself with the condition of the Property during the Inspection Period, including, without limitation, whether the Property is located in any California Natural Hazard Area. Purchaser further acknowledges and agrees that the matters set forth in the California NHDS or California Natural Hazard Report may change on or prior to the Closing and that Seller has no obligation to update, modify or supplement the California NHDS or California Natural Hazard Report. Purchaser is solely responsible for preparing and delivering its own California NHDS to subsequent prospective purchasers of the Property.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties of Seller. Seller hereby represents and warrants the following matters to Purchaser as of the date hereof (or such other time as provided herein). Whenever a representation or warranty or other reference is made in this Agreement on the basis of the knowledge, actual knowledge, best knowledge or otherwise with reference to the knowledge of Seller (any such reference, “Seller’s Knowledge”), such representation, warranty or reference is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge, on the date that such representation or warranty is made, of Anthony Rutledge and/or Clark Hanrattie (together, “Seller’s Representative”), without inquiry or investigation or duty. In addition to the foregoing, the representations and warranties of Seller herein shall be deemed modified to reflect any facts disclosed to or otherwise known by Purchaser, its representatives, employees, Affiliates, or Purchaser’s counsel, advisors, consultants, contractors and agents involved in conducting Due Diligence.

(a) Due Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Seller has full power and authority, and has taken all corporate and other action necessary to authorize Seller to make, execute, deliver and perform this Agreement and the transaction contemplated by this Agreement or at the time of Closing will be. The person executing this Agreement on behalf of Seller has been duly authorized to do so. This Agreement is a binding and legal agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy or insolvency and general principles of equity.

(b) No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement, or conflict with, breach, result in a default (or an event which with notice or passage of time or both will constitute a default) under or violate any contract or agreement to which Seller is a party or by which it or the Property is bound.

(c) Pending Litigation. Except as described in Exhibit C, there are no actions, suits or other legal proceedings filed or served against Seller, Manager, Merritt Beverage LLC or affecting any of Seller’s rights, in each case, with respect to the Property, which is reasonably expected to result in any order, injunction, decree or judgment having a material adverse effect on the ownership or operation of the Property or the Hotel. To Seller’s Knowledge, except as noted in Exhibit D, Seller has not received any written notice from any governmental authority of any violation of a Legal Requirement by Seller in connection with the use, operation or condition of the Property which would have a material adverse impact on the operations of the Hotel and which has not been corrected.

(d) Condemnation. There are no pending, or to Seller’s Knowledge, threatened, condemnation proceedings, or condemnation actions against the Property. Seller has not received any written notice of any pending condemnation or other proceedings in eminent domain with respect to the Property.

(e) Employees. All Employees are employed by Manager. No union is presently serving as collective bargaining agent for any Employees. To Seller’s Knowledge, no labor organization currently is engaged in a campaign to organize any group of Employees of Manager and no question concerning representation currently is pending before the National Labor Relations Board, although UNITE HERE Local 2 has at various times requested that Manager agree to allow the union to organize the Employees by entering into a card-check and neutrality agreement, as it requested of the previous operator of the Property, but Manager has not agreed to any such request.

(f) Licenses and Permits. Seller has not received any written notice from any governmental or quasi governmental agency having jurisdiction over the Property of any uncured violation or default of any material Permit of which the failure to cure would reasonably be expected to materially and adversely affect the use, operation or value of the Property.

(g) Notice of Assessment. Seller has not received written notice of any special assessments or taxes against the Property from any governmental agency which relate to any planned public improvements with respect to the Property.

(h) Environmental Notice. Seller has not received any written notices from any governmental authority or third party of any uncured violation of any Environmental Laws regarding any environmental conditions at the Hotel or of any release of Hazardous Substances from the Real Property.

(i) Space Leases. Seller has delivered or made available to Purchaser prior to the date of this Agreement complete copies of all Space Leases, and there are no Space Leases except as set forth on the list attached hereto as Exhibit E. Except as disclosed in Exhibit E: (i) to Seller’s Knowledge, each Space Lease is in full force and effect; (ii) Seller has not received any written notice from any Space Lessee claiming that Seller is currently in default in its obligations as landlord under any Space Lease; (iii) no Space Lessee is in default in any material monetary obligation or, to Seller’s Knowledge, any material non-monetary obligation, under its Space Lease; and (iv) to Seller’s Knowledge, no rent has been paid by any Space Lessee more than one month in advance and no Space Lessee security deposits have been applied to perform Space Lessee obligations.

(j) Fixtures and Tangible Personal Property. All of the Fixtures and Tangible Personal Property shall be owned by the Seller on the Closing Date, free and clear of all liens, encumbrances and security interests. Except as set forth in Exhibit F attached hereto, none of the Fixtures and Tangible Personal Property required for the operation, repair or maintenance of the Property is leased from or owned by third-parties.

(k) Bankruptcy. Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of Seller’s property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debts as they become due.

(l) Tax Abatement Proceedings. To Seller’s Knowledge, there is no currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on the Real Property.

(m) Hotel Contracts. Attached as Exhibit G is a list of all of the Hotel Contracts, including any Equipment Leases. If Seller has inadvertently omitted a Hotel Contract from Exhibit G, Purchaser hereby acknowledges and agrees that it shall not have any right to terminate this Agreement pursuant to the terms hereof, but shall not be obligated to assume such Hotel Contract. Except as noted on Exhibit G, Seller has provided a true, accurate and complete copy of each such Hotel Contract to Purchaser. Seller has neither given nor received written notice of any default under any such Hotel Contract which has not been fully cured and, to Seller’s Knowledge, neither Seller nor any other party to a Hotel Contract is otherwise in default of its obligations thereunder. Each Hotel Contract is in full force and effect with respect to Seller and, to Seller’s Knowledge, as to the other party thereto.

(n) Non-Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

(o) OFAC. Seller has not engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (collectively, “OFAC Regulations”), or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders. To Seller’s Knowledge, Seller (i) is not and will not be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) is not a person described in Section 1 of the Anti Terrorism Order, and Seller has not engaged in any dealings or transactions, or otherwise been associated, with any such person.

(p) Brokers. Except with respect to Broker, which will be compensated solely by Seller pursuant to a separate agreement between them, Seller has not dealt with any person who has acted, directly or indirectly, as a broker, finder or agent in connection with the transaction contemplated by this Agreement in a manner which would entitle such person to any fee or commission in connection with this Agreement or the transaction contemplated in this Agreement.

(q) Legal Requirements. Seller has not received any written notice of any violation of any Legal Requirements with respect to the Hotel or the Property which has not been cured or dismissed.

(r) Taxes. All federal, state, local and other tax returns, reports and declarations of every nature required to be filed by or on behalf of Seller (either separately or as part of a consolidated group) prior to the Closing Date with respect to the Property (other than federal, state and local income tax returns of Seller, but including in any event all rooms, sales, use, occupancy, food and beverage and similar tax returns, reports and declarations) have been timely filed (subject to any extensions that may be permitted by law) and such returns, reports and declarations as so filed are complete and accurate and disclose all taxes required to be paid for the periods covered thereby. All such taxes and all deficiency assessments, penalties and interest relating to any period ending prior to the Closing Date with respect to the Property have been or shall be paid by Seller if due as of or prior to the Closing Date.

5.02 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller:

(a) Due Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and on the Closing Date shall be qualified to do business in California. Purchaser has full power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement, and Purchaser has taken all corporate and other action necessary to authorize Purchaser to make, execute, deliver and perform this Agreement and the transactions contemplated by this Agreement. The person executing this Agreement on behalf of Purchaser has been duly authorized to do so. This Agreement is a binding and legal agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of applicable bankruptcy or insolvency and general principles of equity.

(b) No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement or conflict with, breach, result in a default (or an event which with notice or passage of time or both will constitute a default) under or violate any contract or agreement to which Purchaser or an Affiliate of Purchaser is a party or by which it or its property is bound.

(c) OFAC. Neither Purchaser nor any of its Affiliates have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the OFAC Regulations, or (ii) in contravention of the Anti Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders. Neither Purchaser nor any of its Affiliates (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Purchaser’s knowledge neither Purchaser nor any of its Affiliates have engaged in any dealings or transactions, or otherwise been associated, with any such person. If at any time this representation becomes false then it shall be considered a default under this Agreement and Seller shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default or to terminate this Agreement immediately.

(d) As-is, Where-is. Purchaser understands that subject to the provisions of this Agreement it will take the Property “as-is” and “where-is” and hereby reaffirms the waivers contained in Section 2.02.

5.03 Duration of Representations and Warranties and Covenants; Limitations on Liability. All representations and warranties contained in this Agreement, liability for breach of any covenant of Seller set forth in Article X and the Seller indemnities set forth in Section 5.04(b) shall survive the Closing for a period of nine (9) months and shall not merge into any of the documents delivered at Closing; provided, however, that no person, firm, or entity shall have any Liability or obligation with respect to any breach of representation or warranty contained in this Agreement or, with respect to Seller, breach of any covenant set forth in Article X or its indemnification obligations under Section 5.04(b) unless (1) on or prior to the date that is nine (9) months following the Closing Date, the party seeking to assert liability under such representation or warranty or, with respect to Seller, covenant or indemnification obligation shall have notified the other party in writing setting forth specifically the allegedly breached together with a detailed description of thereof (the “Breach Notice”) and (2) such alleging party shall have filed a complaint commencing a legal proceeding asserting a default in a court with competent jurisdiction within thirty (30) days following the delivery of the Breach Notice. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller shall have no liability for, and Purchaser shall not make any claim on account of, any breach of any representation or warranty set forth in Section 5.01 or any covenant of Seller set forth in Article X or any of Seller’s indemnification obligations under Section 5.04(b) except to the extent the aggregate measure of such claims exceeds Two Hundred Thousand Dollars ($200,000) (the “Deductible”), in which event, only the amount of such losses over and above the Deductible shall be actionable. In no event shall the aggregate liability of Seller to Purchaser for any (and all) breach of any representation or warranty set forth in Section 5.01, any Seller covenant set forth in Article X or any of Seller’s indemnification obligations under Section 5.04(b) exceed Two Million Dollars ($2,000,000) collectively. The limitations set forth in this Section 5.03 shall not apply to Sections 7.01(a) (with respect to trade payables to be paid by Seller only), 7.01(l), 7.02, 12.01(b) (with respect to Liabilities related to Employees or former Employees that remain with Seller pursuant to the first sentence of such Section 12.01(b) only), 14.01(b) and 14.01(h). Notwithstanding anything to the contrary contained in this Agreement, if Purchaser obtains at any time, whether before or after Closing, an estoppel from a tenant under a Space Lease or any other party, which estoppel confirms any of the representations and warranties made by Seller in Section 5.01, then Seller shall have no further obligation under this Agreement with respect to each such representation and warranty made in Section 5.01 that is so confirmed, provided that nothing herein shall obligate Seller to obtain an such estoppel from a Space Lessee or make the delivery of such an estoppel a condition to either party’s obligation to consummate the transactions contemplated in this Agreement.

5.04 Indemnities.

(a) Purchaser’s Indemnity. Purchaser hereby agrees to save, protect, defend, indemnify and hold harmless Seller and Seller’s Indemnitees from and against any and all loss, damage, claim, cause of action, cost or expense or any other Liabilities incurred by Seller or its Indemnitees by reason of, or with respect to (i) any material breach of any of the representations, warranties or covenants made by Purchaser in the Agreement, (ii) the non-performance of any covenant or obligation required to be performed by Purchaser hereunder which expressly survive the termination of this Agreement or Closing (iii) events, contractual obligations, acts or omissions of Purchaser that occur or accrue after Closing in connection with the ownership or operation of the Property; (iv) damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times after Closing; (v) any termination fees, liquidated damages or similar fees and penalties (and any other Liabilities that Seller would not bear if the Franchise Agreement was not terminated pursuant to the sale of the Property to Purchaser) incurred by Seller or its Affiliates in connection with the termination of the Franchise Agreement as described in Section 4.09, or (vi) the assumption of any of the Hotel Contracts, Permits and/or Space Leases or the termination of any assumable (whether by its terms or based on the receipt of any requisite consent) Hotel Contract that Purchaser elects to terminate or not to assume as of Closing.

(b) Seller’s Indemnity. Seller hereby agrees to save, protect, defend, indemnify and hold harmless Purchaser and Purchaser’s Indemnitees from and against any and all loss, damage, claim, cause of action, cost or expense or any other Liabilities, incurred by Purchaser or its Indemnitees by reason of (i) any material breach of any of the representations and warranties made by Seller in this Agreement or Seller’s covenants in Article X, subject in each instance, to the terms of this Agreement, including, but not limited to, the provisions of Section 5.03, (ii) subject to the terms and conditions of Article XII and Sections 7.01(g) and (h), any Liability imposed upon Purchaser or its Indemnitees relating to the employment of the Employees by Manager for the period prior to the Closing Date, except to the extent arising out of or relating to the Purchaser’s or any of its Indemnitees’ breach of the terms, conditions and obligations of Article XII or Sections 7.01(g) or (h), (iii) events, contractual obligations, acts or omissions of Seller that occur or accrue prior to Closing in connection with the ownership of the Property, including without limitation, debts, obligations and/or Liabilities of Seller, its Affiliates or Manager which may exist with respect to the employment or termination of any Employees that arise prior to the Closing, or which are attributable to the termination of such Employees by Seller, its Affiliates or Manager at or prior to Closing, except to the extent that such debts, obligations and/or Liabilities are covered by a credit against the Purchase Price, (iv) damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times prior to Closing, but specifically excluding (w) any Liabilities caused by breaches of covenants of Purchaser which, by the terms of this Agreement, survive Closing, (x) any Liabilities consisting of liabilities or obligations for which Purchaser received a credit at Closing, (y) any Liabilities consisting of contractual liabilities or obligations which Purchaser expressly assumed at Closing and (z) any Liabilities incurred in relation to the physical condition of the Property (including without limitation, the environmental condition of the Real Property) other than Liabilities resulting from injury to or death of any person prior to Closing resulting from the physical condition (but not environmental condition) of the Property, and (v) as set forth in the indemnification provisions in Article XIV.

(c) Survival. This Section 5.04 shall survive the Closing and shall not be deemed merged into the Deed or any conveyance document delivered at Closing.

5.05 Procedure for Indemnification with Respect to Third Party Claims. If a claim by a third party is made against a party hereunder or its Indemnitees (the “Indemnified Party”) and if such Indemnified Party intends to seek indemnity with respect thereto under Section 5.04 and/or this Section 5.05, against the other party hereto (the “Indemnitor”) the Indemnified Party shall promptly notify the Indemnitor of such claim. The Indemnitor shall have thirty (30) days after receipt of the above-referenced notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense therefor, and the Indemnified Party shall reasonably cooperate with it in connection therewith, provided that: (i) the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party; and (ii) the Indemnitor shall agree promptly to reimburse the Indemnified Party for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Party within the limits of Section 5.04 and/or this Section 5.05. As long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event such party shall waive any right to indemnity therefor by the Indemnitor. If the Indemnitor does not notify the Indemnified Party within thirty (30) days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Indemnitor. This Section 5.05 shall survive the Closing and shall not be deemed merged into the Deed or any conveyance document delivered at Closing.

ARTICLE VI

CLOSING AND CLOSING DELIVERIES

6.01 Closing. The Closing shall take place at the offices of Escrow Company on the Closing Date, or through customary closing escrow arrangements reasonably acceptable to Seller and Purchaser by the delivery of documents and funds to Escrow Company on or prior to the Closing Date. Each of Purchaser and Seller acknowledges that its respective undertakings to close this transaction promptly on the Closing Date is a material inducement to the other to execute this Agreement, that time is of the essence and that neither party shall have any obligation or right to extend, postpone or reschedule the Closing, except as expressly set forth herein.

6.02 Escrow. This Agreement shall not be merged into any separately delivered escrow instructions, but any such escrow instructions shall be deemed auxiliary to this Agreement and, as between Purchaser and Seller, the provisions of this Agreement shall govern and control.

6.03 Seller’s Deliveries. Prior to Closing, Seller shall execute (to the extent required) and deliver, or cause to be delivered, to Purchaser or the Escrow Company as appropriate:

(a) a recordable grant deed (“Deed”) of all of Seller’s right, title and interest in and to the Land and Improvements subject to only the Permitted Exceptions in the form attached to this Agreement as Exhibit H;

(b) a Bill of Sale (“Bill of Sale”) transferring to Purchaser all of Seller’s right, title and interest in and to each and every item of Personal Property to be transferred in the form attached to this Agreement as Exhibit I;

(c) an assignment and assumption agreement (“Assignment and Assumption Agreement”), to the extent assignable, of all of Seller’s right, title and interest in, to and under the Bookings, Hotel Contracts, Space Leases, Permits, Books and Records, Warranties and Miscellaneous Hotel Assets in the form of Exhibit J;

(d) the certificate referred to in Section 9.01(c);

(e) an affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, in the form of Exhibit K and any corresponding state or local form required, including, but not limited to, a California 593-C Withholding Certificate;

(f) the Closing Statement;

(g) a preliminary change of ownership report and any reasonably required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality together with any change of ownership statements required of sellers of real property under applicable law;

(h) a certificate or registration of title for any owned motor vehicle or other Personal Property which requires such certification or registration, conveying such vehicle or such other Personal Property to Purchaser;

(i) to the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Hotel Contracts, Space Leases, and Permits and all key codes, access codes and combinations to locks to the extent known by, or in the possession of, Seller or Manager;

(j) such agreements, affidavits, evidence of Seller’s organization, authorization, power and authority, and other documents as may be reasonably required by the Title Company from the Seller to issue the Title Policy, including, without limitation, a title insurance affidavit in customary form and substance reasonably acceptable to Seller and Title Company to allow the Title Company to delete the standard printed title exceptions;

(k) evidence of the termination of the Management Agreement; and

(l) such other documents and instruments as may be reasonably requested by Purchaser in order to consummate or better effectuate the transaction expressly contemplated in this Agreement

6.04 Purchaser’s Deliveries. Prior to Closing, Purchaser shall execute (to the extent required) and deliver, or cause to be delivered, to Seller or the Escrow Company as appropriate:

(a) the balance of the Purchase Price, to be paid in accordance with Section 3.01;

(b) the Bill of Sale;

(c) the Assignment and Assumption Agreement;

(d) the certificate referred to in Section 8.01(c);

(e) the Closing Statement;

(f) copies of such documents relating to Purchaser as Seller or the Title Company shall reasonably require in connection with this transaction;

(g) any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality together with any change of ownership statements required of a purchaser of real property under applicable law and a sales tax license or permit for the Hotel from each of the applicable jurisdictions and exemption or resale certificate; and

(h) Such other documents and instruments as may be reasonably requested by Seller in order to consummate or better effectuate the transaction expressly contemplated in this Agreement.

6.05 Expenses.

(a) Seller and Purchaser shall each pay the transactions costs and expenses as set forth on Exhibit M attached hereto.

(b) Any other ordinary and usual closing costs and expenses, except as expressly provided in this Agreement, in connection with the sale of the Property shall be allocated between Purchaser and Seller in accordance with the customary practice in the county where the Property is located.

The provisions of this Section 6.05 shall survive Closing or any termination of this Agreement.

6.06 Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

6.07 Possession. Possession of the Property shall be delivered at Closing, provided the transaction closes. Excluded Assets shall be removed from the Hotel by Seller, at its sole cost and expense, on, or within thirty (30) days after, the Closing Date; provided that such removal shall be conducted during normal business hours and not unreasonably interfere with the guests of the Hotel or ongoing operations occurring at the Property. Seller, at its sole cost and expense, shall make all repairs necessitated by such removal to the reasonable satisfaction of Purchaser but shall have no obligation to replace any Excluded Asset so removed.

ARTICLE VII

ADJUSTMENTS AND PRORATIONS CLOSING STATEMENTS

7.01 Adjustments and Prorations. THE FOLLOWING MATTERS AND ITEMS SHALL BE APPORTIONED BETWEEN THE PARTIES OR, WHERE APPROPRIATE, CREDITED IN TOTAL TO A PARTICULAR PARTY, AS OF THE CUT OFF TIME AS PROVIDED BELOW:

(a) Accounts Receivable; Trade Accounts Payable. Accounts Receivable and trade accounts payable shall be identified as of the Cut Off Time. Purchaser shall purchase the Accounts Receivable at par, subject to a reasonable bad debt reserve to be agreed upon by the Parties prior to the end of the Inspection Period and Seller shall receive a credit at the Closing for the aggregate amount of all such Accounts Receivable as of the Cut Off Time. Seller shall pay all trade accounts payable as of the Cut Off Time that relate to matters arising or accruing prior to the Closing Date (including, without limitation, for any work performed or materials delivered prior to Closing in connection with any capital expenditures at the Property, but subject to Section 14.01(h)) in the ordinary course when due and Purchaser shall be responsible for all such trade accounts payable from and after the Closing. Revenue from room rentals (including food and beverage receivables charged to guest room accounts) shall belong to Seller to the extent attributable to any period prior to the Closing Date; provided, however, room charges (less third party collection costs, including, but not limited to, credit card fees, travel agent fees or commissions and other similar charges) for the night immediately preceding the Closing Date shall be divided equally between Purchaser and Seller. Revenue from the Hotel attributable to food and beverages (including alcoholic beverages) and other sales or services through the close of business for such food and beverage outlets or such other sales or service centers on the night (whether prior to or after the Cut Off Time) immediately preceding the Closing Date shall belong to Seller (such revenue to be determined based on completion of the night auditor’s run on the Closing Date). Thereafter, revenue from the Hotel attributable to food and beverage and other sales or services shall belong to Purchaser. Each of Purchaser and Seller shall be responsible for the payment of any sales and/or hotel/motel occupancy taxes collected or otherwise due and payable in connection with the revenue allocated to such party under this Section 7.01(a).

(b) Taxes and Assessments. Real estate (ad valorem) and personal property taxes and assessments with respect to the Property shall be adjusted and prorated based on (a) the periods of ownership of Seller and Purchaser with respect to the applicable tax period, and (b) the most current official real property tax information available from the assessor’s office where the Property is located or other assessing authorities. If real property tax and assessment figures for the taxes or assessments to be apportioned between Purchaser and Seller pursuant to this Section 7.01(b) are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for the Property is fixed. In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any such assessment (or any installments or portions thereof) due prior to the Closing and Purchaser shall be responsible for any such assessment (or any installments or portions thereof) due on or after the Closing.

(c) Utility Contracts. All utility services (including, without limitation, electricity, gas, water, sewer and telecommunication) shall be prorated as of the Cut-Off Time between Purchaser and Seller. To the extent practicable, readings shall be obtained for all utilities as of the Cut-Off Time. If not practicable, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all fuel stored at the Hotel based on Seller’s actual cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

(d) Hotel Contracts. Any amounts prepaid or payable under any Hotel Contracts shall be prorated as of the Cut Off Time, with Seller receiving a credit for each deposit, if any, made by Seller as security under any such Hotel Contract if the same is transferable or the appropriate consent has been obtained and provided such deposit remains on deposit for the benefit of Purchaser. If any such deposit cannot be transferred to Purchaser, Seller shall be paid any such deposit and Purchaser shall make such deposit as may be required.

(e) License Fees. Fees paid or payable for Permits shall be prorated as of the Cut Off Time. Seller shall receive a credit for all deposits made by Seller under the Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

(f) Hotel Matters. Purchaser shall receive a credit for: (i) advance payments, if any, under Bookings for Hotel facilities that remain in effect as of Closing; (ii) a prorata share, based on the period each party owned or will own the Hotel, of any upfront fees or payments made to Seller or the Hotel pursuant to an agreement for audio-visual services at the Hotel, based on the remaining term of any such agreement and (iii) commissions due to credit and referral organizations for any Bookings related to the period prior to Closing. Seller shall receive a credit for (x) coin machine, telephone, washroom and checkroom income relating to the period prior to the Cut-Off Time and (y) commissions paid by Seller to any travel agent or other referral organization prior to Closing with respect to any Bookings related to the period after Closing. Purchaser shall assume all ordinary course purchase orders for Consumables and Inventory to be delivered after Closing and credit Seller for any prepayments thereunder.

(g) Accrued Vacation. Accrued Vacation. Purchaser shall receive a credit in an amount equal to one hundred percent (100%) of the Accrued Vacation Pay as of the Cut-Off Time of all Employees. Purchaser shall (1) honor and credit each Employee’s unused accrued or earned vacation, sick-time-off or other paid time off of any Employee and (2) be responsible for the payment of such Accrued Vacation Pay to the Employees when payable in accordance with applicable laws. At Closing, Seller shall cause Manager shall pay to the Employees an amount equal to the unpaid Accrued Vacation Pay for each applicable Employee, provided, however, that if any of the Employees that are hired by Purchaser or its designee or management company elect in writing certified to Seller to waive the payment of their Accrued Vacation Pay Purchaser shall (1) honor and credit any such Employee the unused accrued or earned vacation, sick-time-off or other paid time off of any such Employee, (2) be responsible for the payment of such Accrued Vacation Pay to such Employees when payable in accordance with applicable laws and (3) receive a credit in the amount of such Accrued Vacation Pay allocable to all such Employees.

(h) Compensation. All Compensation due and payable to Employees shall be prorated as of the Cut-Off Time, other than severance pay and Accrued Vacation Pay (which is addressed in Section 10.1(g) above).

(i) Unopened Consumables and Inventory. Seller shall receive a credit in an amount equal to Seller’s actual cost of any Unopened Consumables and of any Inventory as of the Cut-Off Time.

(j) Rents. All fixed and additional rentals under the Space Leases and other tenant charges, in each case as and when actually received, shall be prorated as of the Cut-Off Time. Seller shall deliver or provide a credit in an amount equal to all prepaid rents for periods after the Closing Date. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. To the extent Purchaser receives rents (including operating expense, tax and insurance charges payable by tenants) on or after the Closing Date, such payments shall be applied first toward the payment in full of all delinquent rents and other delinquent amounts due to Seller for periods prior to the Closing (and Purchaser shall promptly deliver such amounts to Seller), then allocated for the month of Closing (with Seller’s share thereof being promptly delivered to Seller by Purchaser) and the balance to Purchaser with respect to periods following Closing. Purchaser shall use commercially reasonable efforts to collect any such delinquent rents. Any percentage rents under Space Leases shall be prorated on the basis of the ratio of the number of days expired before Closing to the number of days after Closing. In the event that the proration of operating expenses, taxes, insurance charges and/or percentage rent cannot be fully prorated because of the unavailability of information then such proration will be tentatively prorated on the best available information and Seller and Purchaser will make the appropriate final adjustments within ninety (90) days following the end of the calendar year in which the Closing occurs. All such adjustments will be paid in cash to the party entitled thereto. All security deposits shall be transferred to Purchaser and all obligations with respect to such security deposits shall be assumed by Purchaser. This Section 7.01(j) shall survive the Closing and shall not be deemed merged into the Deed or any conveyance document delivered at Closing.

(k) Other Adjustments and Prorations. To the extent not inconsistent with any of the foregoing, all other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between Seller and Purchaser accordingly.

(l) Re-Adjustment. Representatives of Seller and Purchaser shall make such inventories, examinations and audits of Seller, and of the books and records of Seller, as may be necessary to make the adjustments and prorations required under this Agreement. Prior to the Closing, representatives of Purchaser and Seller and Escrow Company shall jointly prepare a statement (the “Preliminary Closing Statement”) based upon such preliminary inventories, audits and examinations which will show the net amount due to Seller or Purchaser as the result thereof and such net amount will be added to, or deducted from, the Purchase Price. If Seller and Purchaser cannot agree upon the Closing Statement, then Seller’s good faith estimate shall prevail for purposes of Closing and pending the re-adjustment contemplated by this Section 7.01(l). Within ninety (90) days following the Closing, representatives of Purchaser and Seller shall prepare a revised statement (the “Final Closing Statement”, and together with the Preliminary Closing Statement, collectively, the “Closing Statements”) setting forth the final determination of all items to be included in the Closing Statements, and any necessary payment shall be made to the other in cash within five (5) days after completion of such Final Closing Statement. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. The provisions of this Section 7.01 shall survive the Closing and shall not be deemed merged into the Deed or any other conveyance document delivered at the Closing.

7.02 Payment. Any net credit due to Seller as a result of the adjustments and prorations under Section 7.01 shall be paid to Seller in cash at the time of the Closing (except as contemplated by Subsections 7.01(b), (j) and/or (l)). Any net credit due to Purchaser as a result of the adjustments and prorations under Section 7.01 shall be credited against the Purchase Price at the time of the Closing (except as contemplated by Subsections 7.01(b), (j) and/or (l)).

7.03 Cash and Accounts. At the Closing, Seller shall transfer to Purchaser all Cash On Hand and Seller shall receive a credit at the Closing for such Cash On Hand. All Account Cash is and shall remain the property of Seller and shall be retained by Seller after the Closing.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

8.01 Conditions. Seller’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Seller in writing:

(a) Purchaser’s Compliance with Obligations. Purchaser shall have complied with all material obligations required by this Agreement to be complied with by Purchaser.

(b) Documents. Purchaser shall have executed and delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and delivered by Purchaser.

(c) Truth of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement were true in all material respects when made, and are true in all material respects as if remade as of the Closing Date, and Seller shall have received a certificate to that effect signed by Purchaser. In the event any of Purchaser’s representations become untrue during the term of the Agreement, Seller may terminate this Agreement without thereby waiving any right or remedy.

(d) Franchise Agreement. Except for any franchise or other fees and amounts owed by Seller or Manager to Licensor and accrued during the period prior to Closing, Seller, Manager and their respective Affiliates shall be released from all obligations and Liabilities under the Franchise Agreement and any other related agreements between Seller or Manager and Franchisor relating to the Property and accruing from and after Closing including, without limitation, any obligation to pay any termination fees, transfer fees, liquidated damages or any similar amount pursuant to the Franchise Agreement.

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATIONS

9.01 Conditions. Purchaser’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Purchaser in writing:

(a) Seller’s Compliance with Obligations. Seller shall have complied with all material obligations required by this Agreement to be complied with by Seller.

(b) Documents. Seller shall have executed and delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and delivered by Seller and shall have taken all other actions and fulfilled all other covenants required of Seller under this Agreement.

(c) Truth of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date as if remade on the Closing Date, and Purchaser shall have received a certificate to that effect signed by Seller, provided that Seller’s representations and warranties shall not be deemed inaccurate or breached due to transactions or actions expressly permitted by this Agreement. In the event that one of Seller’s representations and warranties shall be deemed inaccurate or breached due to changes in fact after the date of this Agreement beyond Seller’s control that do not constitute or result from a default by Seller of the covenants applicable to it under this Agreement, including, without limitation, a default by any party other than Seller or any of its Affiliates to any agreement relating to the Property, changes in Bookings or the Employees, Seller shall have the right to cure such breach or inaccuracy to Purchaser’s reasonable satisfaction and, if necessary to allow such cure, the Closing Date shall be extended for up to sixty (60) days to allow such cure as long as Seller agrees to use reasonable efforts to effect such cure; provided that if Seller elects in writing not to cure or fails to give Purchaser notice of its intent to cure, Purchaser may terminate this Agreement. If, prior to the Closing, Purchaser obtains knowledge that any representation or warranty of Seller is untrue or that Seller has not complied with any of its covenants under this Agreement and Purchaser nonetheless proceeds with the Closing, Seller shall have no liability for any such matter regarding which Purchaser had knowledge prior to Closing.

(d) Management Agreement. The Management Agreement shall be terminated as of the Closing Date at the sole cost and expense of Seller. In connection with termination of the Management Agreement, subject to the provisions set forth in Article XII, the Manager will terminate the employment of the Employees effective upon the Closing unless Manager and Purchaser enter into a new management agreement as of the Closing Date, in which event the employment of the Employees shall not be terminated.

(e) Franchise Agreement. On or before the Closing Date, Franchisor shall have either entered into (i) an assignment and assumption agreement with respect to Franchise Agreement allowing Purchaser or its designee to assume the Franchise Agreement on the same terms and conditions as Franchisor’s current UFOC (except with respect to Material Franchise Terms) or (ii) a new hotel franchise agreement with Franchisor for the on the same terms and conditions as Franchisor’s current UFOC (except with respect to Material Franchise Terms). Purchaser and Seller shall each cooperate with the other and each use its reasonable best efforts to effectuate the Franchisor’s consent to the assignment of the Franchise Agreement to Purchaser or its designee at Closing and in connection with the foregoing, the Parties shall endeavor to cause Franchisor to execute any consent or other agreement required in connection with the assignment of the Franchise Agreement prior to the end of the Inspection Period, with such executed consent and/or agreement to be held by the Escrow Agent, in escrow, pending the consummation of the Closing.

ARTICLE X

ACTIONS AND OPERATIONS PENDING CLOSING

10.01 Actions and Operations Pending Closing. Seller agrees that at all times prior to the Closing Date:

(a) Subject to conditions beyond Seller’s reasonable control, the Hotel will continue to be operated and maintained in the ordinary course of business substantially consistent with Present Standards.

(b) After the end of the Inspection Period, Seller shall not enter into any new Hotel Contract or Space Lease, or cancel, modify or renew any existing Hotel Contract or Space Lease that is not cancelable upon thirty (30) days notice and without payment of any penalty or termination fee, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If Purchaser fails to respond to a request for consent within five (5) Business Days after receipt of such request, such consent shall be deemed given.

(c) Seller shall have the right, without notice to or consent of Purchaser, to make Bookings in the ordinary course of business, at no less than the Hotel’s standard rates, including customary discounted rates.

(d) Seller shall use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring on or before the Closing Date to be renewed prior to the Closing Date. If any such Permit shall be suspended or revoked, Seller shall promptly notify Purchaser and shall take commercially reasonable measures to cause the reinstatement of such Permit. Seller shall use commercially reasonable efforts (at no cost or expense to Seller, other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Permits to be transferred at Closing or new permits to be issued to Purchaser at Closing.

(e) Seller will maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Hotel.

(f) Seller shall not remove any Fixtures and Tangible Personal Property or Operating Equipment located, installed or used in the Hotel as of the date hereof (except Excluded Assets, if applicable) other than in the ordinary course of business.

(g) Seller shall provide copies of any written notices received by Seller from any governmental or quasi governmental organizations regarding any violations of Legal Requirements.

(h) Subject to Article IV and prior to the Closing, neither Purchaser nor any of Purchaser’s representatives shall communicate concerning the Property with Manager, any tenant, employee, guest or occupant of the Real Property or any party to any Hotel Contract without the prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE XI

CASUALTIES AND TAKINGS

11.01 Casualties.

(a) If any damage to the Real Property shall occur prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion, hurricane or other casualty, and if the cost of repairing such damage will equal or exceed Five Million and 00/100 Dollars

($5,000,000.00), Seller shall promptly notify Purchaser and Purchaser may then elect to (i) terminate this Agreement by giving written notice to Seller in which event the Deposit shall be returned to Purchaser (less the amount of any damages payable to Seller pursuant to the indemnification set forth in Section 4.06) and neither party shall have any further obligations or liability whatsoever to the other hereunder except for such provisions of this Agreement that expressly survive termination, or (ii) receive an assignment of all of Seller’s rights to any insurance proceeds (excluding business interruption proceeds for the period prior to Closing) relating to such damage and acquire the Property with appropriate adjustments to the Purchase Price equal to the deductible under the applicable insurance policy (to the extent such deductible is not applied by Seller for repairs prior to Closing) and the reasonable costs and expenses incurred by Seller to negotiate or settle any casualty claim with an insurer and to stabilize the Property following such casualty.

(b) If the cost of repairing such damage is less than Five Million and 00/100 Dollars ($5,000,000.00), the transactions contemplated hereby shall close with appropriate adjustments to the Purchase Price equal to the deductible under the applicable insurance policy (to the extent such deductible is not applied by Seller for repairs prior to the Closing) and the costs and expenses incurred by Seller to negotiate or settle any casualty claim with an insurer and to stabilize the Property following such casualty and Purchaser shall receive an assignment of all of Seller’s rights to any insurance proceeds (excluding business interruption proceeds for the period prior to Closing).

11.02 Takings. If, prior to the Closing Date, all or any portion of the Real Property is taken by eminent domain or by an act of governmental authority, or if an action for such taking is initiated or threatened, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

(a) If a Material Part of the Real Property is taken, or is to be taken, Purchaser may, within five (5) days after the delivery of Seller’s notice, by written notice to Seller, elect to terminate this Agreement. In the event that Purchaser shall so elect, this Agreement shall terminate and the Deposit shall be returned to Purchaser (less the amount of any damages payable to Seller pursuant to the indemnification set forth in Section 4.06) and neither party hereto shall have any further obligations or liability whatsoever to the other hereunder, except for such provisions of this Agreement that expressly survive termination.

(b) If a Material Part of the Real Property is taken, or is to be taken, but Purchaser does not elect to terminate this Agreement pursuant to paragraph (a) above, or if an immaterial part of the Real Property is taken by an act of governmental authority, Purchaser shall have no right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligations on the part of Seller by reason of such taking; provided, however, that Seller shall, at the Closing, (i) assign and turn over, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of repairs made by Seller prior to the Closing and less the reasonable costs and expenses incurred by Seller in connection with obtaining payment of any award or other proceeds, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such taking, less an amount equal to the cost of any repairs made by Seller prior to the Closing, which amount shall be paid to Seller by Purchaser at the Closing. If all or any part of the payment proceeds are paid to the holder of any mortgage or deed of trust or reversionary interest in the Real Property, then, at the Closing, Seller shall credit such amount against the Purchase Price.

(c) For the purposes hereof, a “Material Part” shall be deemed to mean any taking (i) which causes a reduction in the size of any of the buildings comprising the Real Property or materially interferes with the present use and operation of any of the buildings comprising the Real Property, or (ii) which results in the elimination of any required means of legal ingress and/or egress from the Real Property to public roads, with no comparable, convenient, legal substitute ingress and/or egress being available.

ARTICLE XII

EMPLOYEES

12.01 Employees.

(a) Unless Purchaser elects to retain Manager as the manager of the Hotel (pursuant to a separate hotel management agreement executed by Purchaser and Manager), Purchaser agrees that it shall offer to hire or cause to be offered to be hired effective at and upon the Closing, and after the Closing shall maintain or cause to be maintained the employment of, in each case upon terms and conditions of employment substantially and sufficiently similar to the terms and conditions of employment existing prior to Closing, a sufficient number of Employees so that the Seller, its Affiliates or Manager shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 2109, or any similar applicable state or local law (collectively, the “WARN Act”). Except to the extent Purchaser elects to retain Manager as the manager of the Hotel pursuant to a separate hotel management agreement executed by Purchaser and Manager, Seller shall cause its Manager to cooperate reasonably with Purchaser or its designated Hotel manager to facilitate Purchaser’s compliance with this Section 12.01. If Purchaser, or any designee or management company engaged by Purchaser to employ Hotel personnel, elects not to hire a particular Employee at Closing, or, if following the Closing, Purchaser or such designee or management company desires to terminate the employment of any Employee hired by Purchaser or its designee or management company, Purchaser shall be solely responsible for complying or causing compliance with all applicable provisions of federal, state and municipal laws and regulations relating to such action, including without limitation any applicable provisions of the WARN Act. It is agreed that the number of Employees hired, the selection of which Employees are hired, and the initial terms and conditions of employment for each Employee hired by Purchaser, or its designee or management company engaged by Purchaser to employ Hotel personnel, shall be solely determined by Purchaser or such designee or management company, provided such terms and conditions of employment satisfy the provisions of this Section 12.01(a).

(b) The Parties hereto agree that Purchaser will not be subject to any of the debts, obligations and/or Liabilities of Seller, its Affiliates or Manager which may exist with respect to the employment or termination of any Employees that arise prior to the Closing, or which are attributable to the termination of such Employees by Seller, its Affiliates or Manager at or prior to Closing, except to the extent that such debts, obligations and/or Liabilities are expressly covered by a credit against the Purchase Price specifically provided in this Agreement. In the event any labor organization becomes the exclusive representative of any group of Employees for purposes of collective bargaining in accordance with federal labor law prior to the Closing, Purchaser agrees to enter into, or cause its designee or management company to enter into, good faith negotiations with such labor unions in accordance with the National Labor Relations Act. The Parties hereto agree that Seller, its Affiliates and Manager shall not be subject to any of the debts, obligations and/or Liabilities of Purchaser, or Purchaser’s designee or management company, which are attributable to any actions or omissions of Purchaser or such designee or management company, or any agents or representatives thereof, in the process of the hiring any of the Employees, including, without limitation, any claims arising out of or relating to whether, and upon which terms and conditions, any such Employees are offered employment by Purchaser or such designee or management company, or are hired (or subsequently terminated) by Purchaser or such designee or management company, or which may otherwise exist regarding the employment of employees at the Hotel by Purchaser or such designee or management company from and after the Closing (“Purchaser’s Employee Obligations”).

(c) Purchaser shall save, protect, defend, indemnify and hold Seller, Manager and each of their Affiliates harmless from and against any Liabilities (including, but not limited to, payments made to Manager as the employer of the Employees) which may be incurred or suffered by any of them (i) under the WARN Act arising out of, or relating to, any actions taken by Purchaser prior to, on or after the Closing Date; (ii) in connection with any of Purchaser’s Employee Obligations; (iii) by reason of Purchaser’s failure to comply with any of the provisions of this Article XII; (iv) in connection with any employment taxes or Accrued Vacation Pay that, pursuant to Sections 7.01(g) or (h), have become the obligation of Purchaser to pay; (v) in connection with any Liability arising out of Purchaser’s or its designee’s or management company’s employment policies, practices or procedures on or after the Closing Date; or (vi) in connection with Purchaser’s violation or noncompliance with any applicable federal or state employment law, including, without limitation, COBRA, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), ERISA, the Family and Medical Leave Act of 1993 (FMLA), the Fair Labor Standards Act (FLSA) and the Occupational Safety and Health Act (OSHA) on or after the Closing Date.

(d) The terms, conditions and indemnity obligations set forth in this Section 12.01 shall survive the Closing.

ARTICLE XIII

NOTICES

13.01 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a “Notice”, collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered, transmitted by facsimile transmission (as long as a copy is also sent on the same business day by overnight express courier as set forth below), or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, addressed to the party as designated below:

If intended for Seller, to:

HEI San Francisco LLC

c/o HEI Hospitality, LLC

101 Merritt 7 Corporate Park, 1st Floor

Norwalk, Connecticut 06851

Attention: Anthony R. Rutledge

Fax: (203) 849-5918

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Christopher B. Barker

Facsimile No.: (617) 227-8591

If intended for Purchaser, to:

c/o Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401_

Attention: SVP and Chief Accounting Officer

Facsimile No.: (410) 972-4180

with a copy to:

c/o Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

Attention: SVP and Chief Investment Officer

Facsimile No.: (410) 972-4180

Notice mailed by registered or certified mail shall be deemed received by the addressee three (3) days after mailing thereof. Notice personally delivered shall be deemed received when delivered. Notice mailed by overnight express courier shall be deemed received by the addressee on the next Business Day after mailing thereof. Notice transmitted by facsimile shall be deemed received by the addressee upon receipt (as long as a copy is also sent on the same business day by overnight express courier as set forth below), and if not, then the next Business Day. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid.

ARTICLE XIV

ADDITIONAL COVENANTS

14.01 Additional Covenants. In addition, the parties agree as follows:

(a) Liquor License. Purchaser shall use diligent, good faith efforts to effect the transfer of any existing Liquor License held by Seller, Manager or their applicable Affiliate to Purchaser or its designee or management company as of the Closing Date or to permit Purchaser or its designee or management company to obtain a new Liquor License for the Hotel. Purchaser agrees to pay all fees, charges and related costs in connection with the transfer of the existing Liquor License or to obtain a new Liquor License. Promptly following the full execution and delivery of this Agreement, Purchaser shall, or shall cause its designee to, complete, execute and file with the applicable liquor licensing authority all necessary applications for transfer of the Liquor License or to obtain a new Liquor License. In connection with Purchaser’s actions described in the foregoing sentence, at the request of Purchaser, (i) Seller shall, or shall cause the current holder of the Liquor License to, execute and deliver a liquor escrow agreement in a form and on such terms as are reasonable and customary for the transfer of a liquor license and liquor assets in the State of California and (ii) the parties shall allocate a portion of the Purchase Price to the Liquor License in accordance with the terms of Section 3.1, (provided, however, the parties acknowledge that no portion of the cost of the liquor inventory shall be allocated to the Purchase Price and such costs shall be paid to Seller (or the current holder of the Liquor License) pursuant to the terms of Section 7.01(i)). Purchaser specifically acknowledges and agrees that the transfer of the Liquor License to Purchaser on the Closing Date (or the issuance of a new Liquor License) shall not be a condition to Purchaser’s obligation to close the transaction contemplated under this Agreement. If despite the exercise of such efforts by Purchaser, Purchaser is unable to obtain a transfer of the Liquor License or a new Liquor License on or before the Closing Date, then Seller agrees that it shall cause Merritt Beverage, LLC, an Affiliate of Manager and Seller that holds the Liquor License, to enter into a customary form interim beverage services agreement or lease with Purchaser in form reasonably satisfactory to Manager and Merritt Beverage, LLC, to the extent permitted by applicable law, including without limitation, an indemnification from Purchaser of Manager and Merritt Beverage, LLC with respect to any and all damages, claims, losses, expenses, costs or other Liabilities arising during the term of such services agreement for a period not to exceed one hundred eighty (180) days following the Closing Date.

(b) Brokerage. Purchaser and Seller warrant and represent to each other that they have not had any dealings with any broker, agent or finder relating to the sale of the Property or the transactions contemplated hereby other than Eastdil Secured, LLC (the “Broker”). Each Party agrees to indemnify and hold the other Party and its Indemnitees harmless against and from any and all Liabilities incurred arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent or finder acting on such Party’s behalf other than the Broker, which Seller is compensating under a separate agreement in connection with the sale of the Property. The provisions of this Section 14.01(b) shall survive Closing or any termination of this Agreement.

(c) Guest Baggage. All baggage of guests who are still in the Hotel on the Closing Date, which has been checked with or left in the care of Seller or Manager shall be inventoried, sealed and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser hereby agrees to save, protect, defend, indemnify and hold Seller and its Indemnitees harmless against any Liabilities in connection with such baggage arising out of the acts or omissions of Purchaser or its Affiliates (or any of their employees or agents) after the Closing Date.

(d) Safe Deposits. Immediately after the Closing, Seller shall send written notice to guests or tenants or other persons who have safe deposit boxes, if any, advising of the sale of the Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re deposit of such contents pursuant to new safe deposit agreements with Purchaser. Seller shall have a representative present when the boxes are opened, in the presence of a representative of the Purchaser. Any property contained in the safe deposit boxes after such re deposit shall be the responsibility of Purchaser, and Purchaser agrees to save, protect, defend, indemnify and hold harmless Seller and its Indemnitees from and against any Liabilities arising out of or with respect to such property.

(e) Tax Appeal Proceedings. Seller shall be entitled to receive and retain the proceeds from any tax appeals or protests for tax fiscal years prior to the tax fiscal year in which the Closing Date occurs. In the event an application to reduce real estate taxes is filed for the period during which Seller was the owner of the Real Property, Seller shall be entitled to a re proration of real estate taxes upon receipt of and based upon the reduction. Seller shall continue to process any pending appeals or protests with respect to the tax fiscal year in which the Closing Date occurs (and Purchaser shall reasonably cooperate in connection therewith), and the net proceeds from any such proceedings, after payment of reasonable attorneys’ fees and other costs associated with such process, will be prorated between the parties, when received, as of the Closing Date, which obligation shall survive the Closing.

(f) Books and Records. The transaction contemplated hereby includes the Books and Records of Seller pertaining to the business of the Hotel. Purchaser covenants and agrees that such Books and Records will remain in the Hotel for examination and audit by Seller and its agents after the Closing as provided in this Section 14.01(f). Books and Records not pertaining to the business of the Hotel may be removed by Seller within a reasonable time after the Closing Date. Purchaser agrees to preserve all Books and Records for at least five (5) years after the Closing Date, and not to destroy or dispose of the same, for at least five (5) years after the Closing Date. Purchaser agrees to provide access to Seller and its representatives, to such books, records, files and correspondence at all reasonable times during normal business hours and following reasonable notice.

(g) Independent Audit. From and after the Effective Date until two (2) years after the Closing, upon reasonable prior notice from Purchaser Seller shall make the books and records from the operation of the Property for the years ended December 31, 2010, 2009 and 2008 and interim periods as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) available to Purchaser and Purchaser’s independent accountants for inspection, copying and audit by Purchaser’s designated accountants at the expense of the Purchaser. Upon request, Seller will provide the Purchaser’s independent accountants with a management representation letter with respect to the audited historical financial statements of the

Property for the years ended December 31, 2010, 2009, and 2008 and any unaudited interim period to the extent required by the rules and regulations of the SEC, which management representation letter shall be in a form customary for such letters and shall otherwise be in a form reasonably satisfactory to Seller. Upon reasonable prior notice from Purchaser, Seller shall provide Purchaser, at Purchaser’s sole expense, with copies of, or access to, such factual information, accounting records and financial information as may be reasonably requested by Purchaser or its auditors, and in the possession or control of Seller, to enable Purchaser or its Affiliates to file reports or registration statements in compliance with the rules and regulations of the SEC. This Section 14.01(g) shall survive the Closing for two (2) years.

(h) Capital Expenditures. Exhibit N attached hereto sets forth the construction and design related contracts (the “ADA Contracts”) entered into by Seller for certain capital improvements at the Property (the “ADA Capital Improvements”) as part of that certain Mutual Release and Settlement Agreement made by and between Seller and Connie Arnold, an individual, dated on or about January 14, 2010 (the “Settlement”). Purchaser hereby agrees and acknowledges that Seller previously (i) delivered to Purchaser a copy of the Settlement and (ii) disclosed to Purchaser the related ADA Capital Improvements. In connection with the ADA Capital Improvements, Purchaser shall receive at Closing a credit against the Purchase Price in an amount equal to the positive result, if any, of (x) One Hundred Fifty Thousand Dollars ($150,000) less (y) any amounts paid by Seller prior to Closing pursuant to the ADA Contracts for the ADA Capital Improvements. At Closing, Purchaser shall assume all ADA Contracts and from and after Closing shall be solely responsible for the payment of all costs and expenses of the ADA Capital Improvements in accordance with the terms of the ADA Contracts and the Settlement. Notwithstanding the foregoing, Seller shall indemnify, defend and hold Purchaser harmless from any Liabilities incurred by Purchaser for any other capital improvement projects or expenditures (whether construction-related or supply-related contracts) accruing or arising prior to the Closing. The foregoing indemnification shall not be subject to the Deductible.

(i) Survival. Subject to the terms of Section 5.03, the representations, warranties, obligations, covenants, agreements, undertakings and indemnifications of Seller and Purchaser contained in this Agreement and in any closing documents delivered in connection with this Agreement, which are intended and anticipated to survive Closing, shall survive the Closing.

ARTICLE XV

DEFAULTS AND REMEDIES; EFFECT OF TERMINATION

15.01 Purchaser Default/Seller’s Remedies. IF PURCHASER FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT AND SELLER DOES NOT WAIVE SUCH FAILURE OF PERFORMANCE IN WRITING AND CLOSING DOES NOT OCCUR AS A RESULT OF PURCHASER’S DEFAULT, SELLER SHALL BE ENTITLED AS ITS SOLE REMEDY TO TERMINATE THIS AGREEMENT AND RECOVER THE DEPOSIT UNDER THIS AGREEMENT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO

RECEIVE REIMBURSEMENT FOR COSTS, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS) PURSUANT TO SECTION 15.03 BELOW IN ADDITION TO THE DEPOSIT IN THE EVENT OF A DISPUTE REGARDING THE DISPOSITION OF THE DEPOSIT TO THE EXTENT SELLER PREVAILS IN SUCH DISPUTE, NOR SHALL THIS PROVISION BE DEEMED TO WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM SUCH A PURCHASER’S

DEFAULT ARE DIFFICULT TO DETERMINE AND ASCERTAIN AND THE AMOUNT OF THE DEPOSIT IS A FAIR ESTIMATE OF THOSE DAMAGES AND SUCH AMOUNT IS NOT INTENDED AS A FORFEITURE OR PENALTY BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

Seller’s Initials:	Purchaser’s Initials:

15.02 Seller Default/Purchaser’s Remedies. If Seller fails in any material respect to perform its obligations under this Agreement, and Seller does not cure such failure within ten (10) days after its receipt of written notice of such failure from Purchaser (a “Seller Default”) then Purchaser may elect as its sole and exclusive remedy (at law or in equity): (a) to terminate this Agreement by giving Seller written notice of such election prior to Closing, in which case the Deposit shall be returned to Purchaser; (b) to waive the Seller Default and close; or (c) to seek specific performance of this Agreement against Seller.

15.03 Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce or interpret their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs and fees of experts, in addition to any other relief awarded by the court.

15.04 No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller.

ARTICLE XVI

IRS FORM 1099-S DESIGNATION

16.01 Designee. In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Exhibit L at or prior to the Closing to designate the Title Company (the “Designee”) as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide the Designee with the information necessary to complete Form 1099-S; (iii) that the Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Designee; and (iv) that the Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of gross negligence or willful misconduct on the part of the Designee. The Designee shall provide all parties to this transaction with copies of the IRS Form 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

17.01 Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

(b) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(c) The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Each Party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e) The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

(f) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(g) The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard by which the determination of such Party must be made.

17.02 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

17.03 Publicity. All press releases and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Neither party shall act unilaterally in this regard without the prior written approval of the other; provided, however, this approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if Purchaser determines, after consultation with counsel, that it is required by federal or state securities laws or regulations to publicly disclose the existence or terms of this Agreement, before or after Closing occurs, Purchaser shall allow Seller a reasonable period of time, not to exceed three (3) Business Days, to review Purchaser’s proposed disclosure in advance of Purchaser making such disclosure but, for the avoidance of doubt, Purchaser shall be permitted to make such disclosure and shall not be required to obtain the consent of Seller prior to making such disclosure.

17.04 Assignment. Neither all nor any portion of Purchaser’s interest under this Agreement may be sold, assigned, encumbered, conveyed or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise including, without limitation, by a transfer of interest in Purchaser (collectively, a “Transfer”), without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole and absolute discretion. Any attempted Transfer without Seller’s consent shall be null and void. Any request by Purchaser for Seller’s consent to a Transfer shall set forth in writing the details of the proposed Transfer, including, without limitation, the name, ownership and financial condition of the prospective transferee and the financial details of the proposed Transfer. Notwithstanding the foregoing, Purchaser, upon prior written notice to Seller given not less than five (5) Business Days prior to the Closing (which time period is agreed to be material and is required to permit Seller properly to prepare, execute and deliver the items required to be delivered by it pursuant to this Agreement), which notice specifies the exact legal name, address and any other information necessary for the preparation of the closing documents to be delivered under this Agreement, may assign its rights and delegate is duties under this Agreement to an entity that is owned or controlled, directly or indirectly, by Purchaser for the purposes of closing on the transaction provided (i) only one such assignment shall be made; (ii) such assignment shall not delay the Closing; (iii) such assignment shall not require Seller to obtain any additional or revised third party consents, certificates or approvals; provided, however, Purchaser shall remain liable for Purchaser’s obligations hereunder until the Closing has occurred notwithstanding such assignment. In the event Purchaser so assigns and delegates its rights and duties under this Agreement, it shall deliver to Seller at or prior to Closing an instrument of assignment and assumption evidencing such assignment and delegation. In addition, Purchaser shall provide Seller with copies of all Transfer documentation, certified by Purchaser to be true, correct, and complete, and with all other information which Seller may reasonably request. No Transfer, whether with or without Seller’s consent: (i) shall operate to release Purchaser or alter Purchaser’s primary liability to perform the obligations of Purchaser under this Agreement; or (ii) shall cause Seller to incur any cost or other economic detriment in connection with such Transfer. Purchaser shall pay any and all additional costs and expenses (including, without limitation, reasonable attorneys’ fees, charges, and disbursements) incurred by Seller that would not otherwise have been incurred by Seller had Purchaser not caused a Transfer; provided, however that Purchaser shall not be obligated to make such payment to the extent that such Transfer was to an entity that is owned or controlled, directly or indirectly, by Purchaser for the purposes of closing on the transaction.

17.05 Business Days. Time is of the essence in the performance of the respective obligations of Seller and Purchaser. If any deadline provided in this Agreement falls on a day other than a Business Day, such deadline shall be extended until the first Business Day thereafter.

17.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed by facsimile or other form of electronic communication.

17.07 Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended and supplemented from time to time) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

17.08 Entirety. This Agreement (including all exhibits) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior letters of intent, understandings or other agreements, whether written or oral, if any, with respect thereto and may not be amended, supplemented or terminated, nor shall any obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged.

17.09 Amendments to Agreement. No amendment, supplement or other modification to any terms of this Agreement (other than amendments, supplements and other modifications to the representations and warranties and schedules made by Seller that are expressly permitted or contemplated by this Agreement including, without limitation, pursuant to Section 9.01(c)), or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by Seller and Purchaser.

17.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California.

17.11 Jurisdiction. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court for the Northern District of California, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

17.12 Jury Trial Waiver. TO THE EXTENT PERMITTED BY APPLICABLE LAW FROM TIME TO TIME, SELLER AND PURCHASER HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

17.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any person or entity, other than the parties hereto and their permitted successors and assigns.

ARTICLE XVIII

GENERAL ESCROW PROVISIONS

18.01 General Escrow Provisions. The obligations and rights of the Escrow Company under this Agreement shall be subject to the following terms and conditions:

(a) The duties and obligations of Escrow Company shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Company. Further, Escrow Company shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Company is provided with a copy of such document and consents thereto in writing.

(b) Escrow Company shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by Escrow Company in good faith, or for any mistake of fact or law, or for anything which Escrow Company may do or refrain from doing in connection herewith, unless caused by or arising out of Escrow Company’s actual and intentional misconduct or gross negligence.

(c) Escrow Company shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Company by either Purchaser or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Company. Escrow Company may rely on any affidavit of either Purchaser or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.

(d) If Seller shall become entitled to retain or receive the Deposit or other amount paid under this Agreement, Escrow Company shall pay the same to Seller together with all interest earned thereon and if Purchaser shall become entitled to a return of the Deposit or other amount paid under this Agreement, Escrow Company shall pay the same to Purchaser, including all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Company until the third (3rd) Business Day following the receipt or deemed receipt of notice by Seller and Purchaser from Escrow Company of its intention to so disburse, and disbursement made by Escrow Company after the passage of such three (3) Business Day period shall relieve Escrow Company from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or Purchaser. If such disbursement is objected to in writing by Seller or Purchaser within such three (3) Business Day period, then Escrow Company shall not make such disbursement until unanimously instructed in writing by Purchaser and Seller, or is directed to make such disbursement by a court of competent jurisdiction.

(e) In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow, Escrow Company shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Company or any other party may initiate, it being understood and agreed by Purchaser and Seller that Escrow Company has authority (but not the obligation) to initiate such proceedings), or (ii) by an arbitrator in the event that Purchaser and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules and under the jurisdiction of the American Arbitration Association, and in so doing Escrow Company shall not be or become liable to a party, or (iii) by written settlement between Purchaser and Seller.

(f) Purchaser and Seller each agree to jointly and severally indemnify and hold harmless Escrow Company against any and all Liabilities incurred by Escrow Company (except to the extent the Escrow Company willfully disregards any provision of this Agreement to which it is bound) in connection with or as a result of any disagreement between Purchaser and Seller under this Agreement or otherwise incurred by Escrow Company in any way on account of its role as Escrow Company.

(g) Escrow Company in its sole discretion shall have the right to resign as Escrow Company under this Agreement, provided that it shall provide both Purchaser and Seller with at least fifteen (15) days written notice of such resignation pursuant to the notice provisions of this Agreement. Upon any such resignation, Escrow Company shall transfer the Deposit and any other amounts held by Escrow Company including any interest earned thereon to a successor Escrow Company jointly approved by Purchaser and Seller, whereupon the original Escrow Company shall have no further obligation or liability whatsoever as Escrow Company under this Agreement.

(h) Escrow Company may pay the Deposit into a court of competent jurisdiction upon commencement by the Escrow Company of an interpleader action in such court. The reasonable out-of-pocket costs and attorneys’ fees of the Escrow Company for such interpleader action shall be paid by the losing party in such interpleader action.

(i) The rights and immunities of Escrow Company hereunder shall apply equally to its partners, counsel, associates, employees, affiliates and agents.

(j) All of Escrow Company’s obligations under this Agreement shall automatically terminate upon disbursing the Deposit and any other amounts held by Escrow Company as set forth above.

[The signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

SELLER:

HEI SAN FRANCISCO LLC, a Delaware limited liability company

By:	/s/ Clark W. Hanrattie
Name: Clark W. Hanrattie
Title: Vice President

PURCHASER:

CHSP SAN FRANCISCO LLC, a Delaware limited liability company

By:	/s/ D. Rick Adams
Name: D. Rick Adams
Title: Vice President

Signature Page to Le Meridien San Francisco P&S

AGREEMENT OF ESCROW COMPANY

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Deposit in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article VI, Article XVIII and Section 3.02.

In witness whereof, the undersigned has executed this Agreement as of December 6, 2010.

TITLE ASSOCIATES, A DIVISION OF STEWART TITLE INSURANCE COMPANY

By:	/s/ Stefanie Lally-Ardrey
Name:	Stefanie Lally-Ardrey
Title:	Counsel

Signature Page to Le Meridien San Francisco P&S

JOINDER

By the signature below of its authorized signatories, HEI HOSPITALITY FUND II, L.P. (“HEI Fund”), hereby agrees to be jointly and severally liable with Seller for all of the obligations of Seller under Section 5.04(b) of this Agreement, subject to the terms and conditions of this Agreement. The obligations of HEI Fund pursuant to this joinder are of a continuing nature and shall survive the Closing (subject to the terms and conditions of this Agreement, including, without limitation, Section 5.03 of this Agreement) and shall not be deemed merged into the deed or any other conveyance document delivered at the Closing.

HEI HOSPITALITY FUND II, L.P, a Delaware limited partnership

By:	/s/ Clark W. Hanrattie
Name: Clark W. Hanrattie
Title: Vice President

Signature Page to Le Meridien San Francisco P&S

EXHIBIT A

EXCLUDED ASSETS

Hardware	Juniper Firewall – Connectivity to HEI Corporate IT

Licenses	MSP Client – Network management monitoring tool

Licenses	Symantec AntiVirus – Software License

Merritt Agreement	Avendra – Procurement services

Merritt Agreement	Life Fitness – Fitness equipment service agreement

Merritt Agreement	MessageLabs – Mail Filtering

Merritt Agreement	PSAV – Audio visual provider

Merritt Agreement	Solutionary – Data Event Logging

Merritt Agreement	Stericycle – Waste management and training

Merritt Agreement	Steritech – Pest prevention

Merritt Agreement	Tharaldson Energy Group – Energy consultants

Merritt Agreement	Universal Vending – Vending machines

A-1

EXHIBIT B

LAND

The land referred to herein is situated in the State of California, County of San Francisco, City of San Francisco, and described as follows:

Parcel A:

Commencing at a point of intersection of the southerly line of Clay Street, as it now exists and the westerly line of Battery Street; running thence southerly and along said line of Battery Street 94.50 feet to the northerly line of Commercial Street; thence at a right angle westerly along said line of Commercial Street 163.50 feet; thence at a right angle northerly 94.50 feet to the southerly line of Clay Street, as it now exists; thence at a right angle easterly along said line of Clay Street 163.50 feet to the point of commencement.

Being part of Beach and Water Block No. 36.

Parcel B:

A non-exclusive easement for construction and maintenance on the terms and conditions therein, as granted to One Embarcadero Center West, a California Limited Partnership by an instrument recorded April 2, 1986, Series No. D785482, Book E57, Official Records, Page 1546, and amended by document recorded February 25, 1988, Book E537, Official Records, Page 1155, Series No. E134700, over the land described as follows:

Beginning on the southerly line of Clay Street , as Clay Street now exists , at a point distant thereon 109.50 feet easterly from the easterly line of Sansome Street; thence easterly along said line of Clay Street 2.00 feet; thence at a right angle southerly 94.50 feet to the northerly line of Commercial Street; thence at a right angle westerly along said line of Commercial Street 2.00 feet; thence at a right angle northerly 94.50 feet to the point of beginning.

Being a portion of 50 Vara Block No. 36

Parcel C:

Beginning on the southerly line of Clay Street, as Clay Street now exists, at a point distant thereon 163.50 feet westerly from the westerly line of Battery Street; thence westerly along said line of Clay Street 0.198 feet to a point distant thereon 111.50 feet easterly from the easterly line of Sansome Street; thence southerly at a right angle to said line of Clay Street 94.50 feet to the northerly line of Commercial Street; thence at a right angle easterly along said line of Commercial Street 0.198 feet to a point distant thereon 163.50 feet westerly from the westerly line of Battery Street, thence northerly at a right angle to said line of Commercial Street 94.50 feet to the point of beginning.

Being a portion of Beach and Water Block No. 36.

Parcel D:

B-1

Non-exclusive easements as set forth in paragraphs 1,2,3,4,5 and 8 of that certain Declaration 0f Reciprocal Covenants, Conditions and Restrictions with Grant of Easements dated March 28, 1988 and recorded March 29, 1988, as Document No. E149871, in Book E560, Page 784, Official Records , as set forth in paragraph 9 thereof.

Assessor’s Lot 20, Block 229

(End of Legal Description)

2

EXHIBIT C

PENDING OR THREATENED LITIGATION

PENDING OR THREATENED LITIGATION

ADA Lawsuit (January 13, 2010) Mutual Release and Settlement – Connie Arnold v Starwood Hotels & Resorts Worldwide, Inc; Le Meridien San Francisco, HEI San Francisco LLC Case No. C 08-05406 JSW

Slip and Fall (April 2007) Michael Kalish case, claim #GC2007252446 – Litigation relating to a slip and fall case is continuing, responses to requests for discovery are ongoing. Plaintiff has demanded the deposition of the front desk manager by Dec 7, 2010

General Liability – Open Claim – 4/18/10 – Premises/Operations Liability ($1,250)

General Liability – Open Claim – 7/21/10 – Claimant fell on job site ($3,505)

Workers Comp – Open Claim – 1/1/08 – Strain ($1,500)

Workers Comp – Open Claim – 8/19/08 – Strain ($30,419)

Workers Comp – Open Claim – 2/3/09 – Sprain ($144,838)

Workers Comp – Open Claim – 11/1/08 – Strain ($18,968)

Workers Comp – Open Claim – 12/19/09 – Strain ($63,673)

C-1

EXHIBIT D

NOTICES OF VIOLATION

None.

D-1

EXHIBIT E

SCHEDULE OF LEASES AND RELATED MATTERS

None.

E-1

EXHIBIT F

LEASED OR 3RD PARTY OWNED FIXTURES & TANGIBLE PERSONAL PROPERTY

1	ATM Leasing	ATM Systems Corporation
2	Mailing System	MailFinance
3	Copiers	Xerox

F-1

EXHIBIT G

HOTEL CONTRACTS AND RELATED MATTERS

1	Parking Lease	450 Sansome, LLC
2	Window Cleaning	Alert Building Maintenance
3	Purchasing	Avendra
4	Purchasing - Beverage	Avendra LLC/Pepsico
5	Kitchen Exhaust Cleaning	Chemical Exhaust
6	Minibar Management Services	Club Minibar
7	Fire Alarm Service/Maintenance	Detection Logic
8	Music Service	DMX Music
9	Armored Car	Dunbar Armored
10	Valet Parking	Five Star Parking
11	General Janitorial Services	GMG Janitorial Inc
12	Waste Disposal	Golden Gate Disposal Company
13	Guest Limousine	Grand Limousine Inc.
14	Interior/Exterior Landscaping	Greenscapes
15	High Speed Internet Access	Guesttek
16	Dry-Cleaning/Laundry	InterCity Metro Cleaners
17	Fabric Chair Cleaning	North American Chemdry
18	In-Room TV	On Command
19	Restaurant Reservation System	Open Table
20	Elevator Agreement	Otis
21	Interior Plants	Plant Domaine
22	AV Services	PSAV
23	Linen Laundry	Royal Laundry
24	STAR Report	Smith Travel
25	Food Safety Kitchen Audits	Steritech
26	Energy Consultants	Tharaldson Energy Group, Inc.
27	Hotelligence Report	TravelClick

G-1

EXHIBIT H

FORM OF DEED

STATEMENT OF TAX DUE AND REQUEST

THAT TAX DECLARATION NOT BE MADE A PART

OF THE PERMANENT RECORD

IN THE OFFICE OF THE COUNTY RECORDER

(PURSUANT TO CAL. REV. AND TAX CODE SECTION 11932)

To:	Registrar – Recorder

City and County of San Francisco

Request is hereby made in accordance with the provision of the Documentary Transfer Tax Act that the amount of tax due not be shown on the original document which names:

HEI SAN FRANCISCO LLC,

a Delaware limited liability company

as Transferor

and

                                         ,

a

as Transferee

The property described in the accompanying document is located in the City and County of San Francisco, State of California.

The amount of tax due to the City and County of San Francisco on the accompanying document is                      and No/100 Dollars ($            .00) and is computed on full value of the property conveyed.

TRANSFEROR:

HEI SAN FRANCISCO LLC, a Delaware limited liability company

By:
Name:
Title:

NOTE: After the permanent record is made, this form will be affixed to the conveying document and returned with it.

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO:

Attention:

MAIL TAX STATEMENTS TO:

Attention:

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE

GRANT DEED

The undersigned grantor declares:

Documentary Transfer Tax is shown by an unrecorded separate affidavit pursuant to Section 11932 of the Revenue and Taxation Code.

City and County of San Francisco

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, HEI SAN FRANCISCO LLC, a Delaware limited liability company (“Grantor”), hereby GRANTS to                     , a                     , (“Grantee”), the following described real property (“Property”) located in the City and County of San Francisco, State of California.

See Exhibit “A” attached hereto and incorporated herein by this reference.

This conveyance is made subject to all matters of record, all matters which an inspection or survey of the Property would disclose, real property taxes which are a lien but not yet due and payable and all applicable laws and ordinances.

IN WITNESS WHEREOF, this Grant Deed has been executed and delivered this      day of                     , 2010.

GRANTOR:

HEI SAN FRANCISCO LLC, a Delaware limited liability company

By:
Name:
Title:

ACKNOWLEDGEMENT

STATE OF	)
	)	ss.
COUNTY OF	)

On                             , 2010, before me,                                                                                                               , Notary Public,

personally appeared                                                                                                                                                                         ,

who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she/he executed the same in her/his authorized capacity, and that by her/his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                              that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature of Notary Public	Place Notary Seal Above

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT I

FORM OF BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made as of                     , 20     by and between HEI SAN FRANCISCO LLC, a Delaware limited liability company (“Seller”), and                     , a                     (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser are parties to a certain Agreement for Sale and Purchase of Hotel dated as of                     , 2010 (the “P&S”) with respect to, inter alia, the sale and purchase of Seller’s interest in the Fixtures and Tangible Personal Property, Consumables, Inventory, Operating Equipment, IT Systems, and Cash-On-Hand, not including Excluded Assets and subject in each case to the Permitted Exceptions (the “Personal Property”);

WHEREAS, under the P&S, Seller agreed to sell all of its right, title and interest in and to the Personal Property to Purchaser; and

WHEREAS, all capitalized terms used herein but not defined herein shall have the meanings given them in the P&S;

NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. Sale to Assignee. Seller does hereby sell, assign, transfer, grant, convey and set over unto Purchaser all of its right, title, and interest in, to, and under the Personal Property to have and to hold the same unto Purchaser, its legal representatives, successors and assigns, forever.

2. Disclaimer. Seller makes no warranty (express or implied) as to the condition of the Personal Property or its merchantability or fitness for a particular purpose. In addition, and notwithstanding anything contained in this Bill of Sale to the contrary, this Bill of Sale is subject to all disclaimers and qualifications by Seller and all encumbrances set forth in the P&S with respect to said Personal Property, including, without limitation, those set forth in Section 2.02 and Section 5.03 and all such disclaimers, qualifications, and encumbrances are hereby incorporated in this Bill of Sale by reference and made a part of this Bill of Sale. By its acceptance of this Bill of Sale, Purchaser acknowledges that it has fully inspected the Personal Property and accepts the same in its present use and “AS IS” condition.

3. Miscellaneous. This Bill of Sale shall be binding upon and enforceable against, and shall inure to the benefit of, Seller and Purchaser and their respective successors and assigns. This Bill of Sale shall be governed by, construed under, and interpreted and enforced in accordance with the laws of the State of California. This Bill of Sale may be executed in several counterparts, each of which will be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

I-1

IN WITNESS WHEREOF, Seller has executed this Bill of Sale, as a sealed instrument, as of the date first above written.

SELLER:

[SELLER SIGNATURE BLOCK]

PURCHASER:

[PURCHASER SIGNATURE BLOCK]

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EXHIBIT J

Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Agreement”) is made as of                     , 20     by and between HEI SAN FRANCISCO LLC, a Delaware limited liability company (“Assignor”), and                     , a                      (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to a certain Agreement for Sale and Purchase of Hotel dated as of                     , 2010 (the “P&S”) with respect to, inter alia, the sale and purchase of Assignor’s interest in, and to the extent assignable, the Hotel Contracts, Space Leases, Bookings, Permits and Miscellaneous Hotel Assets (collectively, the “Assigned Assets”);

WHEREAS, under the P&S, Assignor agreed to sell all of its right, title and interest in and to the Assigned Assets to Assignee, and Assignee agreed to assume prospectively all of Assignor’s obligations and liabilities with respect to the Assigned Assets; and

WHEREAS, all capitalized terms used herein but not defined herein shall have the meanings given them in the P&S;

NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment to Assignee. Effective as of the date hereof (the “Effective Date”), Assignor does hereby sell, assign, transfer, grant, convey and set over unto Assignee all of its right, title, and interest in, to and under the Assigned Assets to have and to hold the same unto Assignee, its legal representatives, successors and assigns, forever.

2. Assumption by Assignee. Assignee does hereby accept the sale, assignment, transfer, grant and conveyance of the Assigned Assets and hereby assumes and agrees to observe and perform all of Assignor’s obligations, terms, covenants and conditions of the Assigned Assets accruing after the date hereof.

3. Disclaimer. Assignee acknowledges that Assignor has not made and does not make any representations or warranties of any kind whatsoever, oral or written, express or implied, with respect to any of the Assigned Assets, except as set forth in the P&S. In addition, and notwithstanding anything contained in this Assignment to the contrary, this Assignment is subject to all disclaimers and qualifications by Assignor and all encumbrances set forth in the P&S with respect to the Assigned Assets, including, without limitation, those set forth in Sections 2.02 and 5.03 of the P&S, and all such disclaimers, qualifications, and encumbrances are hereby incorporated into this Agreement by reference and made a part of this Assignment.

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4. Indemnity. Assignor hereby agrees to protect, save, defend, indemnify and hold harmless Assignee against and from any and all Liabilities arising out of or relating to events occurring prior to the Effective Date and arising out of the Assignor’s obligations as seller under the P&S. Assignee hereby agrees to protect, save, defend, indemnify and hold harmless Assignor against and from any and all Liabilities arising out of or relating to events occurring on or after the Effective Date and arising out of Assignee’s obligations as buyer under the P&S.

5. Miscellaneous. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Assignor and Assignee and their respective successors and assigns. This Agreement shall be governed by, construed under, and interpreted and enforced in accordance with, the laws of the State of California. This Agreement may be executed in several counterparts, each of which will be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as a sealed instrument, as of the date first above written.

SELLER:

[SELLER SIGNATURE BLOCK]

PURCHASER:

[PURCHASER SIGNATURE BLOCK]

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EXHIBIT K

CERTIFICATION OF NON FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold the tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee,                     , a                      (“Transferee”) that withholding of tax is not required upon the disposition of a United States real property interest by HEI SAN FRANCISCO LLC, a Delaware limited liability company (“Owner”) and with the knowledge that the Transferee will rely upon the following statements, the undersigned hereby certifies the following on behalf of HEI Hospitality Fund Holdings II, L.P., a Delaware limited partnership (“Transferor”):

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign person (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Section 1.1.45(b)(2)(iii) of the Code;

3. Transferor’s United States employer identification number/social security number is 20-4436211; and

4. Transferor’s office address is c/o HEI Hospitality LLC, 101 Merritt 7 Corporate Park, Third Floor, Norwalk, CT 06851.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated:                     , 2010

TRANSFEROR:

[TRANSFEROR SIGNATURE BLOCK]

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EXHIBIT L

1099 Designation

This AGREEMENT is made this              day of                     , 20     by and between the TRANSFEROR, HEI SAN FRANCISCO LLC, a Delaware limited liability company, with an address of c/o HEI Hospitality LLC, 101 Merritt 7 Corporate Park, Third Floor, Norwalk, CT 06851, the TRANSFEREE,                     , a                     , with an address of                                         , and the DESIGNEE,                     , a                     , with an address of                                         .

The TRANSFEROR is the present Seller of certain property (the “Premises”) known as the Embassy Suites Hotel located at 333 Battery Street, San Francisco, CA 94111, as more particularly described in that certain Agreement for Sale and Purchase of Hotel (the “Agreement”) dated                     , by and between the TRANSFEROR and the TRANSFEREE.

In order to comply with information reporting requirements provided by Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties hereby agree as follows:

(i) to designate DESIGNEE as the party who shall be responsible for reporting to the Internal Revenue Service (the “IRS”) the sale of the Premises on IRS form 1099-S;

(ii) to provide DESIGNEE with the information necessary to complete Form 1099-S;

(iii) that DESIGNEE shall provide all parties to this transaction with a copy of the IRS Form 1099-S filed with the IRS and with any documentation used to complete IRS Form 1099-S;

(iv) that DESIGNEE shall not be liable for the actions taken under this Agreement or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the DESIGNEE; and

(v) that all parties to this Agreement will retain this Agreement for four (4) years following December 31 of the calendar year in which the date of closing occurs.

[TRANSFEROR SIGNATURE BLOCK]

[TRANSFEREE SIGNATURE BLOCK]

[DESIGNEE SIGNATURE BLOCK]

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EXHIBIT M

ALLOCATION OF TRANSACTION COSTS AND EXPENSES

Purchaser

1.	100% of all state, county and city transfer taxes; provided, however, that if the Deed is recorded at any time after December 16, 2010, then each of Purchaser and Seller shall pay 50% of the incremental increase, if any, then in effect with respect to any such transfer taxes resulting from the recording of the Deed after such date.

2.	50% of all recording and filing charges, other than for the discharge of Seller Encumbrances

2.	50% of all escrow and closing charges

3.	The incremental premiums charged by the Title Company for the ALTA extended coverage portion of the Title Policy and the cost of all endorsements

4.	All lenders’ fees related to any financing to be obtained or assumed by Purchaser

5.	The cost of the Survey and any updates thereto

6.	50% of all sales and use taxes due and payable in connection with the transfer of the Personal Property

7.	The fees and expenses of its own attorneys and accountants

Seller

1.	50% of all escrow and closing charges

2.	The premium charged by the Title Company for the CLTA standard coverage portion of the Title Policy

3.	50% of all recording and filing charges, and all recording and filing charges for the discharge of Seller Encumbrances

4.	50% of all sales and use taxes due and payable in connection with the transfer of the Personal Property

5.	The fees and expenses of its own attorneys and accountants

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EXHIBIT N

ADA RELATED CONTRACTS

•	Tricorp/Hearn Construction, Inc. – Dated 9/30/2010; together with all change orders

•	Louis H. Felthouse Architect, Inc. – Dated 4/8/2010, together with all change orders

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